As filed with the Securities and Exchange Commission on April 13, 2007

Registration No. 333-140067

UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEADWATERS INCORPORATED

(Exact Name of registrant as Specified in Its Charter)

Delaware	2990	87-0547337
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s Principal Executive Offices)

Kirk A. Benson

Chief Executive Officer and Chairman of the Board of Directors

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Linda C. Williams, Esq.

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(1)
2 7/8% Convertible Senior Subordinated Notes due 2016	$172,500,000	100%	$172,068,750	$18,411.36(3)
Common Stock, par value $0.001 per share	(1)	(1)	(1)	(1)

(1)

Includes up to 5,749,995 shares (plus such indeterminate number of shares of common stock as may be issued pursuant to anti-dilution and similar adjustments) issuable upon conversion of the 2 7/8% Convertible Senior Subordinated Notes due 2016 registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act.

(2)

Estimated pursuant to Rule 457(f) under the Securities Act solely for the purpose of calculating the registration fee. These amounts reflect a reduction for an exchange fee of $2.50 for each $1,000 in face value of 2 7/8% Convertible Senior Subordinated Notes due 2016.

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not complete the exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued April 13, 2007

OFFER TO EXCHANGE

a new series of 2 7/8% Convertible Senior Subordinated Notes due 2016 and an Exchange Fee for

all of our outstanding 2 7/8% Convertible Senior Subordinated Notes due 2016

Subject to the Terms and Conditions described in this Prospectus

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute, and we refer to herein, as the exchange offer), a new series of 2 7/8% Convertible Senior Subordinated Notes due 2016 (“New Securities”) and an exchange fee for all of our outstanding 2 7/8% Convertible Senior Subordinated Notes due 2016 (“Old Securities”).

Subject to the satisfaction or waiver of specified conditions described in this prospectus and the accompanying letter of transmittal, we will exchange the New Securities and an exchange fee for all Old Securities that are validly tendered and not withdrawn at any time prior to the expiration date as described in this prospectus. Each $1,000 of Old Securities tendered will be exchanged for $1,000 principal amount of New Securities and an exchange fee of $2.50. Tenders of Old Securities may be withdrawn at any time prior to midnight, New York City time, on the expiration date of the exchange offer.

The exchange offer expires at midnight, New York City time, on         ,                  , 2007, unless earlier terminated or extended by us.

The terms of the New Securities are similar to the terms of the Old Securities, except for changes resulting primarily from (1) the net share settlement provision described herein; (2) a provision for payment of a make whole premium upon conversion in certain circumstances; and (3) altering the definition of “fundamental change.” The New Securities will bear interest at a rate of 2 7/8% per year, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning June 1, 2007. Interest will accrue from December 1, 2006, the last interest payment date on which interest was paid on the Old Securities. The New Securities will mature on June 1, 2016.

Holders may convert the New Securities into cash and, to the extent the conversion value exceeds the $1,000 principal amount per New Security being converted, at our option, cash, common stock or a combination of cash and common stock, before close of business on June 1, 2016, subject to prior redemption or repurchase of the New Securities, only under certain circumstances. The initial conversion rate for each $1,000 principal amount of New Securities is 33.3333 shares of our common stock (which is equivalent to a conversion price of $30.00) and is subject to adjustment. In addition, we will increase the conversion rate for New Securities converted in connection with certain fundamental changes occurring on or prior to June 4, 2011, subject to certain conditions.

Before June 1, 2007, the New Securities are not subject to redemption. On or after June 1, 2007 and prior to June 4, 2011, subject to certain conditions, we may redeem all or any portion of the New Securities at a redemption price equal to 100% of the principal amount of the New Securities, plus accrued and unpaid interest. If we so redeem the New Securities, we will make an additional payment in cash, shares of our common stock or a combination thereof on the redeemed New Securities equal to the present value of all remaining scheduled payments of interest on the New Securities to be redeemed through June 1, 2011 using a specified discount rate. On or after June 4, 2011, we may, at our option, redeem all or any portion of the New Securities at a redemption price equal to 100% of the principal amount of the New Securities, plus accrued and unpaid interest. On June 1, 2011, or upon the occurrence of certain fundamental changes, holders may require us to repurchase the New Securities at a redemption price equal to 100% of the principal amount of the New Securities plus accrued and unpaid interest.

Our common stock is listed on the New York Stock Exchange under the symbol “HW.” On April 12, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $21.91 per share.

Investing in the New Securities involves risks. See “ Risk Factors” beginning on page 23 of this prospectus.

Neither we, our officers, our board of directors, the dealer manager, the exchange agent, the information agent nor any other person is making any recommendation as to whether you should choose to exchange your Old Securities for New Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The dealer manager for the exchange offer is:

MORGAN STANLEY

                , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the dealer manager has not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front of this prospectus only or as of the date of the document in which incorporated information appears. Our business, prospects and consolidated financial condition and results of operations may have changed since that date. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge to securityholders upon written or oral request to Headwaters Incorporated, Investor Relations, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, telephone (801) 984-9400. In order for you to receive timely delivery of the documents before the expiration date of the exchange offer, you must request the information no later than                  , 2007.

Information contained on our web site does not constitute part of this prospectus.

Headwaters Incorporated, our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference room. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

We have filed with the Commission a registration statement that contains this prospectus on Form S-4 under the Securities Act of 1933. The registration statement relates to the New Securities and the common stock which may be issuable on conversion of the New Securities. This prospectus is part of the registration statement and includes and incorporates by reference additional information and exhibits. Please refer to the registration statement and its exhibits and schedules for further information with respect to Headwaters, the New Securities and the common stock. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only the New Securities and the underlying shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of New Securities or the underlying shares of common stock.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. The documents that we have filed with the Commission (Commission File No. 1-32459) that we incorporate by reference are:

•

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders to be held on February 27, 2007.

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.

•

Our Current Reports on Form 8-K filed on October 3, 2006, November 7, 2006, December 6, 2006, January 16, 2007, January 17, 2007, January 22, 2007, and January 30, 2007 (excluding the information furnished in Items 2.02 and 7.01 thereof, which is not deemed filed and which is not incorporated by reference herein).

•	Our Current Report on Form 8-K/A filed on March 26, 2007.

•	The description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

We are also incorporating by reference the documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and termination of the offering of the New Securities contemplated hereby.

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SUMMARY

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our consolidated financial statements and the related notes incorporated in this prospectus by reference and any additional information incorporated by reference and described under the section entitled “Where You Can Find More Information,” before making an investment decision.

Headwaters’ Business

Headwaters Incorporated (“Headwaters”) is a diversified company providing products, technologies and services in two industries: construction materials, including coal combustion products (“CCPs”), and alternative energy. We use technology to differentiate ourselves from competitors and to create value in our businesses.

In the construction materials sector, we design, manufacture, and sell architectural stone and resin-based exterior siding accessories (such as shutters, mounting blocks, and vents) and related products. We believe that we have a leading market position in our principal construction materials businesses. Headwaters is also a nationwide leader in the management and marketing of CCPs, including fly ash used as a substitute for portland cement. We believe we are uniquely positioned to manufacture an array of construction materials that use fly ash, such as block, stucco and mortar. Revenue from our construction materials and coal combustion products businesses are diversified geographically and also by market, including the new construction, remodeling and home improvement markets.

In the alternative energy sector, we are focused on reducing waste and increasing the value of energy feedstocks, primarily in the areas of low-value coal and oil. In coal, we own and operate two coal reclamation facilities that remove rock, dirt and other impurities from discarded coal, resulting in higher-value, marketable coal. We also license technology and sell reagents to the coal-based solid alternative fuel industry. In oil, we believe that our heavy oil upgrading technology represents a substantial improvement over current refining technologies. Headwaters’ heavy oil upgrading process uses a liquid catalyst precursor to generate a highly active molecular catalyst to convert residual oil feedstocks into higher-value distillates that can be refined into gasoline, diesel and other products. In addition, we are constructing our first ethanol plant and proceeding with the commercialization of multiple catalyst technologies.

Corporate Information

We were incorporated in Delaware in 1995 under the name Covol Technologies, Inc. In September 2000, our name was changed to Headwaters Incorporated. Our principal office is located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and our telephone number is (801) 984-9400. Our web site is www.headwaters.com. The information on our web site does not constitute a part of this prospectus.

As used in this prospectus, “Headwaters,” “combined company,” “we,” “our” and “us” refer to Headwaters Incorporated and its consolidated subsidiaries, including Headwaters Energy Services, Inc. and its subsidiaries and affiliates, Headwaters Resources, Inc. and its subsidiaries, Headwaters Construction Materials, Inc. and its subsidiaries and affiliates, including Eldorado Stone LLC and Tapco Holdings, Inc., and Headwaters Technology Innovation Group, Inc. and its subsidiaries and affiliates, unless the context otherwise requires. As used in this prospectus, “HAE” refers to the Headwaters alternative energy segment, “HRI” refers to Headwaters Resources, Inc. and its consolidated subsidiaries, “HCM” refers to Headwaters Construction Materials, Inc., together with its consolidated subsidiaries and affiliates, including “Eldorado,” which refers to HCM Stone, LLC and Eldorado Stone LLC and all of their subsidiaries and “Tapco,” which refers to Tapco Holdings, Inc. and its subsidiaries, and “HTI,” which refers to Headwaters Technology Innovation Group, Inc., together with its consolidated subsidiaries and affiliates, in each case unless the context otherwise requires.

The Exchange Offer

Background

We issued the Old Securities in June 2004 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the Securities Act. In 2004, we filed a registration statement on Form S-3, covering resales from time to time by selling securityholders of our outstanding notes and shares of our common stock issuable upon conversion of the outstanding notes. We commenced this exchange offer on                  , 2007 for the reasons stated below. The following is a brief summary of the terms of the exchange offer. For a more complete description, see the section of this prospectus entitled “The Exchange Offer.”

Purpose of the Exchange Offer

The purpose of the exchange offer is to exchange Old Securities for New Securities with certain different terms. The Financial Accounting Standards Board’s (“FASB”) adoption of Emerging Issues Task Force (“EITF”) EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” adopted after the issuance of the Old Securities, requires us to include, in our calculation of diluted earnings per share, common shares potentially issuable upon conversion of all of the Old Securities into our reported shares of common stock outstanding using the “if converted” method, whether or not the Old Securities may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the Old Securities to net income for each reporting period that we have income from continuing operations and include the potentially issuable shares as if the Old Securities had been converted into common stock at the beginning of the reporting period, when dilutive. The conversion feature of the New Securities, however, will result in fewer shares, if any, included in the calculation of diluted earnings per share. Assuming full participation in the exchange offer, if our common stock trades at a price equal to or below $30 per share, a total of 5.75 million shares will be excluded in the calculation of diluted earnings per share. If the price for shares of our common stock rises above $30 per share, a portion of the 5.75 million shares would be added back and included in the diluted earnings per share calculation. Assuming the exchange of substantially all of the Old Securities for the New Securities, in future reporting periods we expect our reported diluted earnings per share will be higher than had we not undertaken the exchange offer because fewer shares will be included in the diluted earnings per share calculation.

The Exchange Offer and Exchange Fee	We are offering to exchange $1,000 principal amount of New Securities and an exchange fee of $2.50 for each $1,000 principal amount of Old Securities accepted for exchange.

Deciding Whether to Participate in the Exchange Offer

Neither we, nor our officers and directors nor the dealer manager, the information agent, the exchange agent or the trustee make any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Securities in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your Old Securities in the exchange offer and, if so, the aggregate amount of Old Securities to tender. You should read this prospectus and the letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements.

Conditions to Exchange Offer

The exchange offer is subject to certain customary conditions, including that the registration statement and any post-effective amendment to the registration statement covering the New Securities be effective under the Securities Act of 1933. We may waive such conditions other than the condition relating to the effectiveness of the registration statement or post-effective amendment thereto. See “The Exchange Offer—Conditions to the Exchange Offer.”

Expiration Date

The exchange offer will expire at midnight, New York City time, on                  , 2007, which date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer.

We reserve the right to interpret, modify or amend any of the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which Old Securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Withdrawal of Tenders

You may withdraw a tender of your Old Securities at any time before the exchange offer expires by delivering a written notice of withdrawal to the exchange agent. If you change your mind, you may retender your Old Securities by again following the exchange offer procedures before the exchange offer expires.

Procedures for Exchange

In order to exchange Old Securities, you must tender the Old Securities together with a properly completed letter of transmittal and the other agreements and documents described in this prospectus and the letter of transmittal.

If you own Old Securities held through a broker or other third party, or in “street name”, you will need to follow the instructions in the letter of transmittal on how to instruct the broker or third party to tender the Old Securities on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this prospectus and the letter of transmittal. We will determine in our sole discretion whether any Old Securities have been validly tendered.

Old Securities may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender Old Securities through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this prospectus on how to tender your securities.

If we decide for any reason not to accept any Old Securities for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Please see pages 47 through 54 for instructions on how to exchange your Old Securities.

Acceptance of Old Securities

We will accept all Old Securities validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Securities and pay the exchange fee promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will accept Old Securities for exchange after the exchange agent has received a timely book-entry confirmation of transfer of Old Securities into the exchange agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Accrued Interest on the Old Securities

Interest on the New Securities will accrue from December 1, 2006, the last interest payment date on which interest was paid on the Old Securities. Holders whose Old Securities are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Securities.

Amendment of the Exchange Offer

We reserve the right not to accept any of the Old Securities tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds

We will not receive any cash proceeds from this exchange offer. Old Securities that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of New Securities will not result in any cash proceeds to us.

Fees and Expenses

We estimate that the total cost of the exchange offer, including payment of the exchange fee, assuming all of the Old Securities are exchanged for New Securities, will be approximately $1.3 million. We expect to use our working capital to fund the payment of the exchange fee and other fees and expenses in connection with the exchange offer.

Consequences of Not Exchanging Old Securities

The liquidity and trading market for Old Securities not tendered in the exchange offer could be adversely affected to the extent a significant number of the Old Securities are tendered and accepted in the exchange offer. Holders who do not exchange their Old Securities for New Securities will not receive the exchange fee.

Taxation

It is the opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP (“Tax Counsel”), that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities and payment of an exchange fee should not constitute a significant modification of the Old Securities for U.S. federal income tax purposes. However, because of the uncertainty involved, there can be no assurance that the Internal Revenue Service (the “IRS”) or a court would agree with Tax Counsel’s opinion. Consistent with Tax Counsel’s opinion, the New Securities should be treated as a continuation of the Old Securities with no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer, apart from the receipt of the exchange fee. Unless an exemption applies, we will withhold at a rate of 30% from the payment of the exchange fee to any Non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to Tax Counsel’s opinion, the exchange of the Old Securities for the New Securities does constitute a significant modification to the terms of the Old Securities, the U.S. federal income tax consequences to you could materially differ. See “Material U.S. Federal Income Tax Considerations” beginning on page 76 for a summary of certain U.S. federal income tax consequences or potential consequences that may result from the exchange of Old Securities for New Securities, payment of the exchange fee and the ownership and disposition of the New Securities and common stock received upon conversion of the New Securities.

Old Securities Not Tendered or Accepted for Exchange

Any Old Securities not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of this exchange offer. If you do not exchange your Old Securities in this exchange offer, or if your Old Securities are not accepted for exchange, you will continue to hold your Old Securities, you will not receive the exchange fee and you will be entitled to all the rights and subject to all the limitations applicable to the Old Securities.

Risk Factors	You should carefully consider the matters described under “Risk Factors,” as well as other information set forth or incorporated by reference in this prospectus and in the letter of transmittal.

Dealer Manager	Morgan Stanley & Co. Incorporated is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Exchange Agent	Global Bondholder Services Corporation is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Information Agent	Global Bondholder Services Corporation is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Material Differences Between the Old Securities and the New Securities

The material differences between the Old Securities and the New Securities are described in the table below, and except as set forth below, the terms of the New Securities are similar to those of the Old Securities. The differences in the New Securities are primarily the result of a change in the nature of the consideration payable upon conversion, the addition of a provision for payment of a make whole premium upon conversion in certain circumstances and a change to the definition of “fundamental change.” The table below is qualified in its entirety by the information contained in this offer to exchange and the indenture and form of note governing the Old Securities included as exhibits 4.2 and 4.4 to the registration statement of which this prospectus is a part and the form of indenture and form of note governing the New Securities included as exhibits 4.3 and 4.5 to the registration statement of which this prospectus is a part. For a more detailed description of the New Securities, see “Description of New Securities.”

	Old Securities	New Securities
Notes and Principal Amount	$172.5 million aggregate principal amount of 2 7/8% Convertible Senior Subordinated Notes due 2016.	Up to $172.5 million aggregate principal amount of 2 7/8% Convertible Senior Subordinated Notes due 2016.

Settlement upon Conversion upon Satisfaction of Trading Price Condition	Prior to the close of business on the maturity date, you may surrender your Old Securities for conversion during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of Old Securities, as determined following a request by a holder of Old Securities in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the Old Securities at such time; provided, however, you may not convert your Old Securities in reliance on this provision if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 130% of the then current conversion price of the Old Securities.	Prior to the close of business on the maturity date, you may surrender your New Securities for conversion during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of New Securities, as determined following a request by a holder of New Securities in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the New Securities at such time.

	Old Securities	New Securities
Settlement upon Conversion upon Certain Corporate Transactions	If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your Old Securities for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert an Old Security into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which you would have received if you had converted your Old Securities immediately prior to the transaction.

If we are party to a transaction described in clause (2) of the definition of fundamental change (as described herein), we must notify holders of the New Securities at least 30 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their New Securities for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date).

In addition, you may surrender all or a portion of your New Securities for conversion if a fundamental change of the type described in clauses (1) and (4) of the definition of fundamental change occurs. In such event, you may surrender New Securities for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date.

If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a New Security will be changed into a right to convert it into cash and reference property as described under “Description of New Securities—Conversion of New Securities—Treatment of Reference Property.”

	Old Securities	New Securities
Payment upon Conversion	We will settle conversion of any Old Securities in shares of our common stock, subject to our right to deliver cash in lieu of fractional shares of our common stock.

We will settle conversion of all New Securities by delivering, on the third business day immediately following the last day of the related observation period (as defined below), the aggregate “daily settlement amount,” which will consist of:

•   cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per New Security) and (2) the daily conversion value (as described herein); and

•   at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

For example, if you convert $1,000 principal amount of New Securities and the daily conversion value for each trading day of the observation period was $66.6666, you would be eligible to receive $1,000 in cash ($50 for each day of the observation period), plus, assuming that the daily VWAP (as defined below) of our common stock on the last trading day of the observation period was $40, at our option, either:

•   eight shares of common stock and $13.33 in cash (or nine shares of common stock if we elect not to pay cash in lieu of fractional shares);

•   $333.33 in cash; or

•   a combination of our common stock and cash that equals $333.33.

Old Securities	New Securities

We refer to this type of settlement as “net share settlement.” We refer to the sum of the payments as the “conversion value.”

The “observation period” with respect to any note tendered for conversion means the 20 consecutive trading-day period beginning on, and including, the second scheduled trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•   cash in an amount equal to the lesser of $50 and the daily conversion value for such trading day; and

•   to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to

¡   the difference between the daily conversion value and $50, divided by

¡   the daily VWAP (as defined below) for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 1/20th of the product of

•   the applicable conversion rate and

•   the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average

Old Securities	New Securities

price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). See “Description of New Securities—Conversion of New Securities—Payment upon Conversion.”

By the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of:

•   the cash percentage,

•   the daily share amount for such trading day and

•   the daily VWAP for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause shall be the cash price per share received by holders of common stock in such fundamental change).

Old Securities	New Securities

The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with common stock; provided, however, that we will pay cash in lieu of fractional shares, as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day prior to the scheduled first trading day of the applicable observation period.

In addition, if certain specified corporate transactions occur and holders of shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by holders of shares of our common stock that affirmatively make such an election. See “Description of New Securities—Conversion of New Securities—Treatment of Reference Property.”

Conversion Rate Adjustment upon Certain Fundamental Changes	None.	If you elect to convert your New Securities in connection with a fundamental change (as defined under “Description of New Securities—Repurchase at Option of the Holder Upon a Fundamental Change”) that occurs prior to June 4, 2011 and such fundamental change constitutes a fundamental

Old Securities	New Securities

change described in clause (1) or (2) of such term, we will increase the conversion rate in connection with such conversion by a number of additional shares of common stock based on the following two factors: (i) the date such transaction becomes effective and (ii) the price paid per share of common stock in such transaction.

For example, if you elect to convert your New Securities in connection with such a fundamental change that becomes effective on June 1, 2009, and the stock price on that effective date is $            , then we will increase the conversion rate by              additional shares. See “Description of New Securities—Conversion of New Securities—Adjustment to Conversion Rate Upon a Fundamental Change,” including the table therein.

No increase in the conversion rate in connection with such conversion shall occur, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the New Securities become convertible into such publicly traded securities, excluding cash payments for fractional shares.

If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive

	Old Securities	New Securities
only cash in the fundamental change, the price paid per share of common stock in such transaction shall be the cash amount paid per share. Otherwise, the price paid per share of common stock in such transaction shall be the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change. See “Description of New Securities—Conversion of New Securities—Adjustment to Conversion Rate Upon a Fundamental Change.”

Definition of “Fundamental Change”

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock, depositary receipts, ordinary shares or other certificates representing equity interests that:

•   are listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or

•   are approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

A “fundamental change” will be deemed to have occurred at the time after the New Securities are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than
50% of the voting power of our common equity; or

(2) consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated

Old Securities	New Securities

assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the New Securities are then convertible) ceases to be listed on a national securities exchange.

In addition, certain notice periods have increased under the terms of the New Securities and the concept of a designated event has been replaced by the term “fundamental change.” For a more detailed description of the New Securities, see “Description of New Securities.”

Summary of the New Securities

New Securities Offered	Up to $172,500,000 principal amount of 2 7/8% Convertible Senior Subordinated Notes due 2016.

Maturity Date	June 1, 2016.

Interest

2 7/8% per year on the principal amount, payable semi-annually in arrears in cash on June 1 and December 1 of each year, beginning June 1, 2007. Interest on the New Securities will accrue from December 1, 2006, the last interest payment date on which interest was paid on the Old Securities.

We will also pay contingent interest during any six-month period from June 1 to November 30, and from December 1 to May 31, with the initial six month period commencing June 1, 2011, if the average trading price of a New Security for the five trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of such New Security. During any interest period when contingent interest shall be payable, the contingent interest payable per New Security will equal 0.40% of the average trading price of the New Securities during the five trading days immediately preceding the first day of the applicable six-month interest period.

Conversion Rights

You may convert the New Securities, in whole or in part, prior to the close of business on June 1, 2016, subject to prior redemption or repurchase of the New Securities, under any of the following circumstances:

•

prior to June 1, 2011, during any calendar quarter if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter (if the specified threshold is met, the New Securities will thereafter be convertible at any time at the option of the holder prior to the close of business on June 1, 2016); or

•

at any time on or after June 1, 2011 if, on any day, the closing sale price of our common stock exceeds 130% of the conversion price (if the specified threshold is met, the New Securities will thereafter be convertible at any time at the option of the holder prior to the close of business on June 1, 2016); or

•	upon the occurrence of specified credit rating events described under “Description of New Securities”; or

•

during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of New Securities for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the New Securities; or

•	if the New Securities have been called for redemption; or

•	upon the occurrence of specified corporate events described under “Description of New Securities—Conversion on Specified Corporate Transactions.”

We may be unable to pay the cash portion of the conversion value upon conversion of any New Securities by holders. See “Risk Factors—We may be unable to repay or repurchase the New Securities, pay cash upon conversion of the New Securities or otherwise meet our obligations with respect to the New Securities because of significant restrictions on the abilities of our subsidiaries to pay dividends to us” and “Description of New Securities—Conversion of New Securities—Payment Upon Conversion.”

Conversion Rate

The initial conversion rate for each $1,000 principal amount of the New Securities is 33.3333 shares of our common stock. This is equivalent to an initial conversion price of $30.00 per share of common stock. In addition, if certain fundamental change transactions occur on or prior to June 4, 2011 and a holder elects to convert New Securities in connection with any such transaction, we will increase the conversion rate in connection with such conversion by a number of additional shares of common stock based on the following two factors: (i) the date such transaction becomes effective and (ii) the price paid per share of common stock in such transaction. See “Description of New Securities—Conversion of New Securities—Adjustment to Conversion Rate Upon a Fundamental Change.” The conversion rate may also be adjusted under certain other circumstances, but will not be adjusted for accrued and unpaid interest on the New Securities. See “Description of New Securities—Conversion of New Securities—Conversion Rate Adjustments.”

Payment upon Conversion

We will settle conversion of all New Securities by delivering, on the third business day immediately following the last day of the related observation period (as defined below), the aggregate “daily settlement amount,” which will consist of:

•

cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period: the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per New Security) and (2) the daily conversion value (as described herein); and

•

at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

We refer to this type of settlement as “net share settlement.” We refer to the sum of the payments as the “conversion value.”

The “observation period” with respect to any note tendered for conversion means the 20 consecutive trading-day period beginning on, and including, the second scheduled trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds $50, a number of shares of our common stock equal to (i) the difference between the daily conversion value and $50, divided by (ii) the daily VWAP (as defined below) for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 1/20th of the product of (1) the applicable conversion rate and (2) the daily VWAP for our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

In addition, if certain specified corporate transactions occur and holders of shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by holders of shares of our common stock that affirmatively make such an election. See “Description of New Securities—Conversion of New Securities—Treatment of Reference Property.”

No Redemption Period	Before June 1, 2007, the New Securities are not subject to redemption.

Provisional Redemption Period

We may redeem all or any portion of the New Securities at any time on or after June 1, 2007 and prior to June 4, 2011 for cash, at a redemption price equal to 100% of the principal amount of the New Securities to be redeemed plus any accrued and unpaid interest to, but not including, the redemption date if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption. If we so redeem the New Securities, we will make an additional payment in cash, shares of our common stock or a combination thereof on the redeemed New Securities equal to the present value of all remaining scheduled payments of interest on the New Securities to be redeemed through June 1, 2011 using the discount rate specified in “Description of New Securities-Redemption by Headwaters.” See “Description of New Securities-Redemption by Headwaters.”

Optional Redemption Period

On or after June 4, 2011, we may, at our option, redeem the New Securities, in whole or in part, for cash at 100% of the principal amount of the New Securities, plus any accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date. See “Description of New Securities-Redemption by Headwaters.”

Repurchase at the Option of the Holder upon a Fundamental Change

If a fundamental change (as described under “Description of New Securities-Repurchase at Option of the Holder Upon a Fundamental Change”) occurs prior to the maturity of the New Securities, you may require us to repurchase all or part of your New Securities at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the repurchase date.

We may be unable to repurchase the New Securities in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered New Securities. See “Risk Factors—We may be unable to repay or repurchase the New Securities, pay cash upon conversion of the New Securities or otherwise meet our obligations with respect to the New Securities because of significant restrictions on the abilities of our subsidiaries to pay dividends to us” and “Description of New Securities—Repurchase at Option of the Holder Upon a Fundamental Change.”

Repurchase at the Option of the Holder on a Certain Date

You may require us to repurchase the New Securities on June 1, 2011, at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, to, but excluding, the repurchase date.

Subordination

The New Securities are our direct, unsecured, senior subordinated obligations and will rank junior in right of payment to all of our existing and future senior indebtedness, equal in priority with any of our existing and future unsecured, senior subordinated indebtedness and senior in right of payment to any existing or future unsecured subordinated indebtedness. The New Securities will be effectively junior to our subsidiaries’ indebtedness and other liabilities, including trade payables.

As of December 31, 2006, the New Securities are equal in priority with the Old Securities, which have an aggregate principal amount outstanding of $172.5 million.

As of December 31, 2006, we and our subsidiaries had $415.3 million of long-term debt on a consolidated basis which would rank senior to the

New Securities, all of which related to borrowings under our senior secured credit facility. In addition, we have a revolving credit arrangement under our current senior credit facility in the amount of $60 million. We have flexibility to increase the amount of the revolving credit arrangement to $100 million. In the event we refinance our current senior secured credit facility, depending on the terms of any refinancing, we may issue an additional amount of debt that ranks senior to the New Securities.

U.S. Federal Income Taxation

Under the indenture governing the New Securities, we will agree, and by acceptance of a beneficial interest in the New Securities each holder of a New Security will be deemed to have agreed, to treat the New Securities as debt instruments for U.S. federal income tax purposes that are subject to the Treasury regulations governing contingent payment debt instruments.

For U.S. federal income tax purposes, interest, also referred to as original issue discount, will accrue from the date of the issuance of the Old Securities at a constant rate of 8.00% per year (subject to certain adjustments), compounded semi-annually, which represents the yield on our comparable non-contingent, nonconvertible, fixed-rate debt instruments with terms and conditions otherwise similar to the Old Securities. U.S. Holders (as defined herein) will be required to include original issue discount (including the portion of the original issue discount represented by cash interest payments) in their gross income as it accrues regardless of their method of tax accounting. The rate at which the original issue discount will accrue for U.S. federal income tax purposes generally will exceed payments of cash interest.

You also will recognize gain or loss on the sale, purchase by us at your option, exchange, conversion or redemption of a New Security in an amount equal to the difference between the amount realized on the sale, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the New Security. Any gain recognized by you on the sale, purchase by us at your option, exchange, conversion or redemption of a New Security will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See “Material U.S. Federal Income Tax Considerations.”

Trading

The New Securities will be new securities for which no market currently exists. The New Securities will not be listed on any securities exchange or on the New York Stock Exchange. We cannot assure you that any active or liquid market will develop for the New Securities.

NYSE Symbol for our Common Stock	HW

Summary Financial Information

In the table below, we provide you with the summary historical consolidated financial information and other operating data of Headwaters. The summary financial data for the years ended September 30, 2004, 2005 and 2006 are derived from the audited Headwaters Consolidated Financial Statements incorporated by reference herein. The summary financial data as of December 31, 2006 and for the three months ended December 31, 2005 and 2006 are derived from the unaudited Headwaters Consolidated Financial Statements incorporated by reference herein. You should read this summary historical financial information and other operating data along with our consolidated financial statements and the related notes incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Documents Incorporated By Reference.”

	Year ended September 30,			Three months ended December 31,
	2004	2005	2006	2005	2006
	(in thousands, except per share data)
Statement of Income Data:
Revenue:
Construction materials	$134,027	$519,926	$573,390	$129,969	$122,755
Coal combustion products	210,155	246,819	281,213	65,165	69,172
Alternative energy	209,773	297,894	266,784	85,414	82,997

Total revenue	553,955	1,064,639	1,121,387	280,548	274,924

Cost of Revenue:
Construction materials	95,263	346,521	394,141	89,705	90,562
Coal combustion products	155,777	186,133	206,372	48,962	49,447
Alternative energy	90,225	140,973	163,352	47,658	54,870

Total cost of revenue	341,265	673,627	763,865	186,325	194,879

Operating Expenses:
Amortization	9,107	24,465	24,273	6,036	5,811
Research and development	7,605	12,621	13,478	2,964	3,784
Selling, general and administrative	68,221	155,305	137,968	34,958	36,561
Contract litigation settlement	—	(38,252)	—	—	—

Total operating expenses	84,933	154,139	175,719	43,958	46,156

Operating income	127,757	236,873	181,803	50,265	33,889

Other income (expense):
Net interest expense	(18,509)	(57,433)	(34,049)	(8,951)	(8,267)
Other, net	(4,141)	(15,632)	(9,938)	(3,068)	(2,561)

Total other income (expense), net	(22,650)	(73,065)	(43,987)	(12,019)	(10,828)

Income before income taxes	105,107	163,808	137,816	38,246	23,061
Income tax provision	(40,790)	(42,530)	(35,758)	(9,950)	(6,070)

Net income	$64,317	$121,278	$102,058	$28,296	$16,991

Basic earnings per share	$2.02	$3.19	$2.44	$0.68	$0.40

Diluted earnings per share	$1.88	$2.79	$2.19	$0.60	$0.37

Weighted-average shares outstanding:
Basic	31,774	37,993	41,868	41,605	42,078

Diluted	34,936	45,083	48,602	48,626	48,375

	Year ended September 30,			Three months ended December 31,
	2004	2005	2006	2005	2006
	(in thousands)
Operating Data:
Capital expenditures	$13,967	$56,648	$59,935	$13,279	$10,127

As of December 31, 2006
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$54,746
Total current assets	279,569
Property, plant and equipment, net	217,267
Total assets	1,673,003
Current portion of long-term debt	9,884
Long-term debt	584,990
Total liabilities	851,871
Total stockholders’ equity	821,132

RISK FACTORS

You should carefully consider the risks described below with the other information contained or incorporated by reference in this prospectus before exchanging Old Securities for New Securities. If any of the following risks actually occurs, our business, consolidated financial condition or results of operations could be materially and adversely affected. In that case the trading prices of the New Securities, the Old Securities and our common stock could decline substantially.

Risks Relating to New Securities

The risks related to investing in the New Securities are similar to the risks involved in the Old Securities, except that we will be required to make a cash payment upon conversion of the New Securities, and, if applicable, shares of our common stock, whereas under the terms of the Old Securities we are required to settle the conversion in shares of our common stock. In addition, we are required to pay a make whole premium upon conversion in certain circumstances.

The New Securities are subordinated to our senior debt and effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The New Securities will rank junior to all our current and existing senior debt (including our senior secured credit facility), and will effectively rank junior to any of our secured debt, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the New Securities only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the New Securities then outstanding. In addition, the New Securities will be subordinated to all our existing and future senior indebtedness and structurally junior to the liabilities of our subsidiaries. The indenture governing the New Securities does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of December 31, 2006, we had approximately $594.9 million of total debt outstanding, including $415.3 million of senior indebtedness under our senior secured credit facility, $172.5 million of our Old Securities and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014 (the “2.50% Convertible Notes”). The 2.50% Convertible Notes rank pari passu with the New Securities and the Old Securities. See “Description of Certain Indebtedness” for a description of the terms of the 2.50% Convertible Notes. The net proceeds of the sale of the 2.50% Convertible Notes were used to repay a portion of our indebtedness under our senior secured credit facility and other indebtedness. See “Capitalization.”

The New Securities are obligations of Headwaters Incorporated only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The New Securities are obligations exclusively of Headwaters Incorporated and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the New Securities, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the New Securities. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the New Securities or to make any funds available for that purpose. Although currently there are no contractual restrictions on the ability of our subsidiaries to pay dividends or distributions to us, in the future, dividends, loans or other distributions to us from our subsidiaries could become subject to contractual and other restrictions.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the New Securities, depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. As of December 31, 2006, we had approximately $415.3 million outstanding under our senior secured credit facility, $172.5 million of Old Securities outstanding and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Notes. As of December 31, 2006, we had $0.8 million of scheduled payments of principal for the next twelve-month period and scheduled annual interest payments of approximately $34.2 million for the next twelve-month period. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our substantial debt, we may incur additional indebtedness, including senior debt, which would increase the risks described above.

We are able to incur additional debt, including senior debt, in the future. The indenture for the New Securities does not prohibit us from incurring additional debt. As of December 31, 2006, we had $60 million (net of outstanding letters of credit of $6.3 million) of total availability for potential borrowing under our revolving credit facility which is part of our senior secured credit facility, subject to our compliance with the financial and other covenants included in our revolving credit facility. We have flexibility under our senior secured credit facility to increase the revolver to $100 million. Any future borrowings we make under our revolving credit facility will be senior to the New Securities. In addition, the indenture allows us to incur debt that may be senior to the New Securities, including a replacement of our existing senior secured credit facility, and allows our subsidiaries to incur debt that would be structurally senior to the New Securities. See “Description of Certain Indebtedness.” If new debt is added to our and our subsidiaries’ current debt levels, the risks related to our ability to service that debt and its impact on our operations that we now face could increase.

We may not have sufficient cash to repurchase the New Securities at the option of the holder upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.

Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding New Securities at 100% of their principal amount plus accrued and unpaid interest, including contingent interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment for each $1,000 in principal amount of New Securities converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered New Securities or settlement of converted New Securities. Our failure to repurchase tendered New Securities at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the New Securities as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the New Securities or make cash payments upon conversion thereof.

Our senior secured credit facility limits our ability to pay any cash amount upon the conversion of the New Securities.

Our existing senior secured credit facility limits our ability to use borrowings under that credit facility to pay any cash payable on a conversion of the New Securities and prohibits us from making any cash payments on the conversion of the New Securities if a default or an event of default has occurred under that facility. See “Description of Certain Indebtedness.” Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the New Securities as required under the terms of the New Securities would permit holders of the New Securities to accelerate the obligations under the New Securities. However, such an event would constitute an event of default under our senior secured credit facility (and would likely constitute an event of default under any future credit facility or other indebtedness), which would prohibit us in that instance from making any payments upon acceleration of the New Securities.

You should consider the U.S. federal income tax consequences of owning New Securities.

Because of the absence of directly applicable judicial or administrative authority, the U.S. federal income tax consequences of the exchange of Old Securities for New Securities are not entirely clear. It is the opinion of Tax Counsel that the exchange of Old Securities for New Securities should not constitute a significant modification of the Old Securities for U.S. federal income tax purposes, and that the New Securities should be treated as a continuation of the Old Securities and should continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. Among other things, pursuant to those rules, you are required to accrue interest income on the New Securities for each year, in the amounts described in the registration statement relating to the Old Securities, regardless of whether you use the cash or accrual method of tax accounting, and in excess of the accruals on the New Securities for non-tax purposes and any contingent interest payments actually received in that year. However, because of the uncertainty involved, there can be no assurance that the IRS or a court would agree with Tax Counsel’s opinion. If, contrary to Tax Counsel’s opinion, the exchange constitutes a significant modification, the U.S. federal income tax consequences to you could materially differ. See “Material U.S. Federal Income Tax Considerations.”

The New Securities will not contain covenants that would protect you from certain transactions that may adversely affect you, and there is limited protection upon the occurrence of a fundamental change.

The indenture under which the New Securities will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the New Securities upon a fundamental change is limited to the transactions specified in the definition of a “fundamental change” under “Description of New Securities—Repurchase at Option of the Holder Upon a Fundamental Change.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a fundamental change.

Changes in our common stock price, credit ratings or the financial and credit markets could adversely affect the market price of the New Securities.

The market price of the New Securities will be based on a number of factors, including:

•	the market price of our common stock;

•	our and our subsidiaries’ ratings with the major rating agencies; and

•	the overall condition of the financial and credit markets.

The market price of the New Securities will be closely related to the market price of our common stock. It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects, general market conditions, and by economic, financial and other factors. In addition, rating agencies continually revise their ratings for companies that they follow, including us. The rating agencies also evaluate the companies in our industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our credit rating or the rating of the New Securities, if any, could have an adverse effect on the market price of the New Securities. The condition of the financial and credit markets have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the New Securities.

The net share settlement feature will result in you receiving fewer shares, if any, of our common stock upon conversion of the New Securities compared to what you would receive upon conversion of the Old Securities.

We will satisfy our conversion obligation to holders by paying cash and, to the extent the conversion value exceeds the $1,000 principal amount per New Security being converted, at our option, cash, shares of our common stock or a combination of cash and common stock. Upon conversion of a New Security, you may not receive any shares of our common stock, and, if you receive any shares of our common stock, you will receive fewer shares of our common stock relative to the conversion value of your New Securities than a holder of the Old Securities would receive upon conversion of Old Securities.

Upon conversion of your New Securities, you may receive less consideration than expected because the value of our common stock may decline between the day that the conversion right is exercised and the day the value of the our common stock is determined.

The conversion value that you will receive upon conversion of your New Securities will be determined on the basis of the daily volume-weighted average price of our common stock for each of the 20 consecutive trading days beginning on the third scheduled trading day following the date the New Securities are tendered for conversion. Accordingly, if the price of our common stock decreases after the conversion right is exercised, the conversion value will be adversely affected.

The premium payable on New Securities converted in connection with certain fundamental change transactions on or before June 4, 2011 may not adequately compensate you for the lost option time value of your New Securities as a result of any such fundamental change.

If certain transactions that constitute a fundamental change occur on or prior to June 4, 2011, under certain circumstances, we will increase the conversion rate by a number of additional shares of common stock. This increased conversion rate will apply only if you convert your notes in connection with any such transaction. The number of the additional shares of common stock will be determined based on the date on which the transaction becomes effective and the price paid per share of common stock in such transaction, as described under “Description of New Securities—Conversion of New Securities—Adjustment to Conversion Rate Upon a Fundamental Change.” While the number of additional shares of common stock is designed to compensate you for the lost option time value of your notes as a result of such transaction, the amount of the premium payable is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, notwithstanding the foregoing, if (i) such transaction occurs after June 4, 2011, or (ii) the price paid per common share in the transaction is less than $            or in excess of $            , the conversion rate will not be increased. In no event will the number of shares of common stock issuable upon the conversion of New Securities exceed             per $1,000 principal amount of New Securities, subject to adjustment under certain circumstances, regardless of when the transaction becomes effective or the price paid per common share in the transaction.

Conversion of the New Securities will dilute the ownership interest of existing stockholders, including holders who had previously converted their New Securities.

The conversion of some or all of the New Securities will dilute the ownership interests of existing stockholders to the extent common stock is issued to holders upon conversion of New Securities. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the New Securities may encourage short selling by market participants because the conversion of the New Securities could depress the price of our common stock.

If you hold New Securities, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold New Securities, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but if you subsequently convert your New Securities to cash and common stock, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your New Securities and, to a limited extent, under the conversion rate adjustments applicable to the New Securities. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

The conversion rate of the New Securities may not be adjusted for all dilutive events.

The conversion rate of the New Securities is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares and certain issuer tender or exchange offers as described under “Description of New Securities—Conversion of New Securities—Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the New Securities or the common shares. We cannot assure you that an event that adversely affects the value of the New Securities or our common stock, but does not result in an adjustment to the conversion rate, will not occur.

An active trading market for New Securities may not develop.

The New Securities are a new issuance of securities for which there is currently no public market. We do not plan to list the New Securities on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the New Securities will develop and, if developed, the liquidity or sustainability of any such market. Moreover, we cannot assure you that you will be able to sell New Securities or, if sold, the price you would receive. Future trading prices of the New Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results, the market price of our common stock and the market for similar securities. The liquidity of the trading market for the New Securities will depend in part on the level of participation of the holders of Old Securities in the exchange offer. A higher level of participation will result in greater liquidity of the trading market for the New Securities and lesser liquidity of the trading market for the Old Securities that are not tendered in the exchange offer. If an active market for New Securities fails to develop or be sustained, the trading price and liquidity of the New Securities could be materially adversely affected.

Risks Relating to the Exchange Offer

The U.S. federal income tax consequences of the exchange of the Old Securities for the New Securities are not entirely clear.

Because of the absence of directly applicable judicial or administrative authority, the U.S. federal income tax consequences of the exchange of Old Securities for New Securities are not entirely clear. It is the opinion of Tax Counsel that the modifications to the Old Securities resulting from the exchange of Old Securities for New Securities should not constitute an exchange for U.S. federal income tax purposes. Consistent with Tax Counsel’s opinion, the New Securities should be treated as a continuation of the Old Securities with no U.S. federal income tax consequences to a holder who exchanges Old Securities for New Securities pursuant to the exchange offer, apart from the receipt of the exchange fee. However, because of the uncertainty involved, there can be no assurance that the IRS or a court would agree with Tax Counsel’s opinion. Unless an exemption applies, we will withhold at a rate of 30% from the payment of the exchange fee to any Non-U.S. Holder (as defined herein) participating in the exchange offer. If, contrary to Tax Counsel’s opinion, the exchange of the Old Securities for the New Securities does constitute a significant modification to the terms of the Old Securities, the U.S. federal income tax consequences to you could materially differ. See “Material U.S. Federal Income Tax Considerations.”

If you do not exchange your Old Securities, the Old Securities you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Securities are exchanged in the exchange offer, the liquidity of the trading market for the Old Securities, if any, after the completion of the exchange offer may be substantially reduced. Any Old Securities exchanged will reduce the aggregate number of Old Securities outstanding. As a result, the Old Securities may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Securities will exist or be maintained and we cannot assure you as to the prices at which the Old Securities may be traded.

Our board of directors has not made a recommendation with regard to whether or not you should tender your Old Securities in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Securities.

We are not making a recommendation as to whether you should exchange your Old Securities. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Securities for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. The value of the New Securities received in the exchange offer may not in the future equal or exceed the value of the Old Securities tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risks Relating to Our Business

Section 45K (formerly Section 29) of the Internal Revenue Code (“Section 45K”) tax credits are subject to phase-out if the unregulated average annual oil price reaches the IRS established phase-out range.

Tax credits claimed by an alternative fuel facility owner are reduced prior to their scheduled expiration on December 31, 2007 if the “reference price” of oil exceeds the lower end of a phase-out range, and are eliminated entirely if the reference price exceeds the higher end of that range, with the beginning and end of the range being adjusted annually for inflation. The reference price of oil is defined as the U.S. Energy Information Agency’s estimate of the annual average wellhead price per barrel for all domestic crude oil not subject to regulation by the United States. In April of each year, the IRS announces the reference price and inflation adjustment factor for the prior calendar year.

In April 2007, the IRS announced that the reference price and inflation adjustment factor for 2006 were $59.68 and 2.3429, respectively, and that, accordingly, the credit for qualified fuel sold in 2006 was reduced by $2.31 from what it would have been absent the phase-out. The $2.31 represents a phase-out of the credit of approximately 32.9%. If the Section 45K tax credits are phased out in whole or in material part, the amounts and timing of recognition of our revenue, net income and cash flow will be severely affected.

The rising price of oil has had a significant impact on the decisions of facility owners concerning alternative fuel production beginning with the first quarter of calendar year 2006. We and our licensees and customers closely watch oil price trends and will continue to consider whether or not to operate facilities depending upon their respective views of future oil prices. Some facility owners have attempted to protect their positions by purchasing oil futures hedges and have requested that we share the cost of such hedges, while others have considered these actions too risky and expensive, and have elected to simply curtail or eliminate production based upon an assessment that high oil prices indicate phase-out likelihood. In 2006, many of our licensees and reagent customers temporarily idled production at their alternative fuel facilities during the peak months of oil prices, severely adversely affecting our revenues from license fees and reagent sales for the year. During 2007, licensees and reagent customers will continue to evaluate their particular circumstances in light of volatile oil prices and anticipated phase-out of credits. We must also make assessments with respect to the continued operation of its own synthetic fuel production facilities. Our effective tax rate for 2006 was increased because of our decision to temporarily stop production at our own facilities. Additionally, because we believed that the 2006 reference price would be within the phase-out range, the effective tax rate was further increased as a result of the estimated phase-out percentage. Any decision to stop operation of our own synthetic fuel production facilities during 2007 will increase our tax rate for the year. Any decision by us or our licensees or customers to curtail or eliminate production during 2007 will severely affect profitability and cash flow, including the timing of recognition of revenue.

A significant increase in the price of petrochemical feedstocks used to make latex materials which are in turn used in the production of Headwaters Alternative Energy (“HAE”) reagents that cannot be passed on to customers could have a significant adverse effect on net income. Further, HAE depends upon a single supplier for the production of reagents, the interruption of which would materially disrupt HAE’s ability to supply products to its customers, resulting in lost revenues and the potential loss of customers.

HAE reagents, which provide a majority of HAE’s revenues, are manufactured from latex by a single supplier, Dow Reichhold LLC. The price of latex is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of latex has fluctuated, and significantly increased in 2006. Some contracts allow cost pass through. Further significant increases in the price of latex that cannot be passed on to customers could have a significant adverse effect on our net income. HAE does not inventory reagents for sale to customers and alternative sources meeting HAE’s requirements would be difficult to arrange. Therefore, HAE’s ability to provide reagents to its customers could be materially disrupted if the supply of reagents or feedstock latex materials were interrupted for any reason. Such an interruption and the resulting inability to supply HAE’s customers with reagents could adversely impact HAE’s revenues and potentially our relationships with HAE’s customers.

If the tax credits under Section 45K of the Internal Revenue Code are repealed or adversely modified, HAE’s profitability will be severely affected.

HAE’s license fees and revenues from sales of chemical reagents depend on the ability of our licensees and customers to manufacture and sell qualified alternative fuels that generate tax credits. By law, Section 45K tax credits are not available for alternative fuel sold after December 31, 2007. In addition, there have been initiatives by the Congress from time to time to consider the early repeal or modification of Section 45K, including a bill introduced as recently as January 2007, and there may be additional initiatives introduced in Congress in 2007. If Section 45K expires at the end of 2007 or if it is repealed or adversely modified prior to expiration, alternative fuel facilities would probably either close or substantially curtail production. Given current prices of coal and costs of alternative fuel production, we do not believe that production of alternative fuel will be profitable absent the tax credits. In addition, if our licensees close their facilities or materially reduce production activities (whether after 2007, upon earlier repeal or adverse modification of Section 45K or for any other reason such as the potential phase-out of tax credits described above), it would have a material adverse effect on the recognition and timing of our revenues and net income.

If our licensees’ demand for Section 45K tax credits decreases, HAE’s revenues will decrease.

HAE’s business depends upon the ability of our licensees and chemical reagent customers to utilize Section 45K tax credits because payments under our contracts are ultimately based on our customers’ production of alternative fuels. Their ability to utilize tax credits depends upon their taxable income. A decline in the profitability of our licensees could reduce their ability to utilize tax credits, and, in turn, could lead to a reduction in the production of alternative fuel at their facilities. Such licensees could sell their facilities to a taxpayer with more capacity to utilize the tax credits, but any such transfer could result in short-term or long-term disruption of operations, and therefore adversely affect our revenues and net income.

As discussed in the first Risk Factor above under “—Risks Relating to Our Business,” in 2006 many of our customers temporarily idled production at their alternative fuel facilities, with the result that our license fees and reagent sales have been materially adversely affected.

IRS reviews under Section 45K may adversely affect our licensees’ production of alternative fuel and therefore may adversely affect HAE’s profitability.

The issuance of private letter rulings (“PLRs”) under Section 45K by the IRS is important to the willingness of the owners of alternative fuel facilities to operate, and to their ability to transfer ownership, of those facilities. Any issued PLRs may be modified or revoked by the IRS.

The IRS has suspended the issuance of PLRs to alternative fuel facility owners several times in the past, including most recently in 2003, and the IRS may suspend the issuance of PLRs in the future. In 2003, following an IRS announcement that it would suspend issuance of PLRs because it questioned the scientific validity of procedures and tests performed by alternative fuel facility operators to determine that the fuel satisfied the requirements of Section 45K, certain of our licensees reduced or ceased production, which resulted in a material adverse impact on our revenue and net income. While the IRS later indicated it would resume the issuance of PLRs, it has continued to express concerns regarding the sampling and data/record retention practices prevalent in the alternative fuels industry and subsequent PLRs have required taxpayers (i) to maintain sampling and quality control procedures that conform to the American Society for Testing and Materials or other appropriate industry guidelines at the alternative fuel facilities, (ii) to obtain regular reports from independent laboratories that have analyzed the fuel produced in such facilities to verify that the coal used to produce the fuel undergoes a significant chemical change and (iii) to maintain records and data underlying the reports that taxpayers obtain from independent laboratories including raw Fourier Transform InfraRed (“FTIR”) data and processed FTIR data sufficient to document the selection of absorption peaks and integration points. The expression of IRS concern regarding current practices in the industry may adversely affect the willingness of buyers to engage in transactions or the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them, production will not be maximized, thereby materially decreasing our revenues and net income. We cannot predict whether the IRS may conduct reviews or investigations of Section 45K tax credits in the future, or whether the outcome of IRS audits involving licensees would be favorable.

Senate investigation of Section 45K tax credits may adversely affect production by our licensees and decrease the profitability of HAE.

On October 30, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate (the “Subcommittee”) issued a notification of pending investigations. The notification listed, among others, the alternative fuel tax credit as a new item to be reviewed. If the pending investigation or any future Congressional action results in findings or announcements negative to the industry, it may adversely affect the willingness of buyers to engage in transactions to purchase alternative fuel facilities or the willingness of current owners to operate their facilities, which would have a direct, negative impact on our revenues and net income.

In February 2006, the Subcommittee described its investigation as follows:

The Subcommittee is continuing its investigation [of] tax credits claimed under Section 29 [now Section 45K] of the Internal Revenue Code for the sale of coal-based synthetic fuels. This investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others [sic] aspects of Section 29. The investigation will also address the IRS’ administration of Section 29 tax credits.

The Subcommittee conducted numerous interviews and received large volumes of data between December 2003 and March 2004. Since that time, to our knowledge, there has been little activity regarding the investigation.

If the IRS challenges or disallows Section 45K tax credits claimed by our licensees, HAE’s profitability may decrease because future production by these licensees may decrease.

Licensees are subject to audit by the IRS. The IRS may challenge whether HAE’s licensees satisfy the requirements of Section 45K, or applicable PLRs, including placed-in-service requirements, or may attempt to disallow Section 45K tax credits for some other reason. The IRS has initiated audits of certain licensee-taxpayers who claimed Section 45K tax credits, and the outcome of any such audit is uncertain. In the event that tax credits are disallowed, licensees may seek recovery from HAE for operational or other reasons, although we believe there would be no basis for such claims. The inability of a licensee to claim Section 45K tax credits also would reduce our future revenue from such licensee. In addition, IRS audit activity may have adversely affected the willingness of buyers to engage in transactions to purchase alternative fuel facilities or the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them at full capacity, production will not be maximized, which could have a significant negative effect on our revenues and net income.

If our licensees’ demand for Section 45K tax credits is adversely influenced by negative publicity involving the industry or transactions principally motivated by the reduction of taxes, HAE’s profitability will decrease.

There has been public scrutiny of Section 45K by the media and policymakers. Outside the Section 45K context, there has been public scrutiny of transactions motivated principally by the reduction of federal income taxes. Our licensees could determine that the risk of negative publicity or public scrutiny associated with the Section 45K tax credits exceeds the financial benefits from the utilization of the credits. Such licensees may seek to mitigate or eliminate such risk by reducing or ceasing production of alternative fuel or disposing of their facilities, resulting in short-term or long-term disruption of operations, in which case our revenues and profitability would decrease.

HAE’s revenues are derived from a small number of licensees and customers; therefore, any short-term or long-term decisions by one or a small number of such licensees and customers to decrease or halt production would cause our profitability to decrease.

HAE has 28 licensed facilities using its coal-based synthetic fuel technologies. In addition, HAE sells reagents used at approximately 35 facilities owned by our licensees and other customers. License fees and reagent sales accounted for approximately 19% of our total revenues in the fiscal year ended September 30, 2006 and a higher percentage of our net income. Under law, facilities must have been placed into service prior to July 1, 1998 to be eligible for Section 45K tax credits, so HAE’s business primarily depends on existing licensees and chemical reagent customers. If any of HAE’s significant licensees or chemical reagent customers shuts down its facilities, operates its facilities at low production levels or sells its facilities resulting in short-term or long-term disruption of operations, our revenues and net income could be materially adversely affected. HAE’s licensees must address all operational issues including, but not limited to, feedstock availability, cost, moisture content, British thermal unit (“Btu”) content, correct chemical reagent formulation and application, operability of equipment, product durability and overall costs of operations. In some cases, licensees may be forced to relocate plants and enter into new strategic contracts to address marketing and operational issues. Licensee plant relocations disrupt production and delay generation of license fees paid to us. As discussed in the first Risk Factor above under “—Risks Relating to Our Business,” in 2006 some of our customers temporarily idled production at their alternative fuel facilities, with the result that our license fees and reagent sales were materially adversely affected.

If portland cement or competing replacement products are available at lower prices than fly ash, our sales of fly ash as a replacement for portland cement in concrete products could suffer, causing a decline in HRI’s revenues and net income.

An estimated 73% of HRI’s revenues for the fiscal year ended September 30, 2006 were derived from the sale of fly ash as a replacement for portland cement in concrete products. At times, there may be an overcapacity of cement in regional markets, causing potential price decreases. The markets for HRI’s products are regional, in part because of the costs of transporting CCPs, and HRI’s business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at prices equal to or less than fly ash, HRI’s revenues and net income could decrease.

Because demand for construction products manufactured and sold by us are affected by fluctuations in weather and construction cycles, our revenues and net income could decrease significantly as a result of unexpected or severe weather or slowdowns in the construction industry.

We manufacture, manage and market products for construction sector. Sales of some of our construction products are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons and decreases during periods of severe weather. Our construction products sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarters ended December 31 and March 31.

The supply into the construction sector is cyclical because of its dependence on residential and commercial construction and highway construction, including infrastructure repair, and is also affected by changes in general and local economic conditions. State construction budgets are affected adversely by economic downturns. Our sales could significantly decrease as a result of a downturn in the economy in one or more markets that it serves.

If the EPA were to reclassify CCPs as a hazardous waste, our ability to sell or dispose of fly ash or other CCPs could suffer. Even if not reclassified, the EPA is expected to impose rules increasing the cost of the disposal of CCPs. Either event could cause a decline in HRI’s revenues and net income.

Fossil fuel combustion wastes have been excluded from regulation as “hazardous wastes” under subtitle C of the Resource Conservation and Recovery Act (“RCRA”). However, CCPs may contain small concentrations of metals or other substances that are hazardous. From time to time the EPA reviews the classification of CCPs and may at some time in the future conclude that CCPs should be included as a hazardous waste under subtitle C of RCRA. Under its CCP management contracts with electric utilities, HRI is obligated to sell or otherwise dispose of CCPs produced by power plants, and if classified as a hazardous waste, HRI may have limited or much more expensive options for selling or disposing of CCPs.

EPA has determined that national regulations under subtitle D of the Resource Conservation and Recovery Act dealing with state and regional solid waste plans are warranted for coal combustion byproducts disposed of in landfills or surface impoundments, or used to fill surface or underground mines. The EPA is planning to publish proposed rules for CCPs generated by commercial electric power producers in May 2007 and for management of CCPs at mine facilities in October 2008 which will address, among other things, state and regional solid waste plans for CCPs disposed of in landfills or surface impoundments, or used to fill surface or underground mines. HRI manages a number of landfill and pond operations that may be affected by EPA’s planned regulations. We believe that in most of these operations the permitting is contractually retained by the client and the client would be liable for any costs associated with new permitting requirements. However, the effect of such regulations on HRI cannot be completely ascertained at this time.

If HRI’s coal-fueled electric utility industry suppliers fail to provide HRI with high-value CCPs on a timely basis, HRI’s costs could increase and our growth could be hindered.

HRI relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet its customers’ needs. If HRI is unable to obtain CCPs or if it experiences a delay in the delivery of high-value or quality CCPs, HRI may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to its customers. Moreover, its revenues could be adversely affected if these customers choose to find alternatives to HRI’s products.

Because the markets for our construction materials products are heavily dependent on the residential construction and remodeling market, our revenues could decrease as a result of events outside our control that impact home construction and home improvement activity.

With rising interest rates, there has been a slowing in 2006 of new housing starts and in home sales generally. While our construction materials business relies upon the home improvement and remodeling markets as well as new construction, we have experienced a slow down in sales activity in 2006. If interest rates continue to rise and affect customers’ desire or ability to engage in construction or remodeling, or if there is a limit on availability of credit for homeowners which results in a continued slowdown in new construction or remodeling and repair activities, our revenues could be materially adversely affected.

The construction markets are seasonal. The majority of our construction materials sales are in the residential construction market, which tends to slow down in the winter months. If there is more severe weather than normal, or other events outside of our control, there may be a negative effect on our revenues if we are not able to increase market share.

A significant increase in the price of materials used in the production of our construction materials products that cannot be passed on to customers could have a significant adverse effect on our net income. Furthermore, we depend upon limited sources for certain key production materials, the interruption of which would materially disrupt our ability to manufacture and supply products, resulting in lost revenues and the potential loss of customers.

Eldorado’s architectural stone manufacturing processes require key production materials including cement, oxides, packaging materials, and certain types of rubber-based products. The suppliers of these materials to Eldorado may experience capacity or supply constraints in meeting market demand that limit Eldorado’s ability to obtain needed production materials on a timely basis or at expected prices. Eldorado has no long-term contract with suppliers. Eldorado does not currently maintain large inventories of production materials and alternative sources meeting Eldorado’s requirements could be difficult to arrange in the short term. A significant increase in the price of these materials that cannot be passed on to customers could have a significant adverse effect on our net income. Additionally, Eldorado’s manufacturing and ability to provide products to its customers could be materially disrupted if this supply of materials was interrupted for any reason. Such an interruption and the resulting inability to supply Eldorado’s customers with products could adversely impact Eldorado’s revenues and our relationships with Eldorado’s customers.

Certain of Tapco’s products, which provide a majority of Tapco’s revenues, are manufactured from polypropylene, which material is sold to Tapco by a single supplier. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, and significantly increased in 2006. A significant increase in the price of polypropylene that cannot be passed on to customers could have a significant adverse effect on our net income. There is no long-term contract with Tapco’s polypropylene supplier. Tapco does not maintain large inventories of polypropylene and alternative sources meeting Tapco’s requirements could be difficult to arrange in the short term. Therefore, Tapco’s manufacturing and ability to provide products to its customers could be materially disrupted if this supply of polypropylene was interrupted for any reason. Such an interruption and the resulting inability to supply Tapco’s customers with products could adversely impact Tapco’s revenues and potentially our relationships with Tapco’s customers.

Tapco’s revenues would be materially adversely affected if it lost one or more of its three major customers.

Three of Tapco’s customers (Lowe’s Companies, Inc., Home Depot, Inc. and Norandex/Reynolds Distribution) together accounted for approximately 30% of its revenues in its fiscal year ended September 30, 2006. There are no long-term contracts in place with these customers. Accordingly, a loss of or significant decrease in demand from these customers would have a material adverse effect on Tapco’s business.

Our growth requires continued investment of capital. If we cannot invest additional capital into new and existing businesses, we may not be able to sustain or increase our growth.

Our operations require both maintenance and growth capital. A key part of our business strategy has been to expand through complementary acquisitions, which has required significant capital. In addition, commercialization of our energy technologies, such as coal cleaning, coal drying and heavy oil upgrading, has required and will require significant debt and equity commitments. In 2006 we entered into joint ventures with Degussa AG for acquiring a hydrogen peroxide plant and with Great River Energy to develop an ethanol plant, both of which were financed with equity investments and debt incurred at the project level, and we will consider making additional such investments in the future. If we do not have sufficient capital to make equity investments in new projects and/or cannot find acceptable sources of debt financing, our growth may suffer.

Our construction materials and CCP businesses also require significant capital expenditures. Our senior secured credit facility limits capital expenditures for all of Headwaters to approximately $100.0 million plus the carryover of $25.4 million from fiscal 2006 and prior years for fiscal year 2007. We believe that we will need substantially all of this capital expenditure limitation in fiscal year 2007 for maintenance, growth of existing businesses and new growth initiatives.

The availability and price of corn purchased by Blue Flint Ethanol LLC (“BFE”) can be affected by weather, disease, government programs and other factors beyond BFE’s control. In addition, fluctuations in gasoline and diesel fuel prices could adversely affect BFE’s ethanol revenues.

BFE, our joint venture with GRE to produce ethanol from corn, began production in February 2007. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather, plantings, crop disease, government farm programs and policies, changes in demand resulting from population growth, and production of similar and competitive crops. These factors have historically caused volatility in corn prices and supplies and, consequently, may cause volatility in BFE’s operating results. Reduced supply of corn could adversely affect our profitability by increasing the cost of raw materials used in BFE’s operations.

In addition, the use of ethanol is closely related to, or may be substituted for, gasoline and diesel fuel. Therefore, the selling price of ethanol relates to the selling prices of gasoline and diesel fuel. A significant decrease in the price of gasoline or diesel fuel could result in a significant decrease in the selling price of BFE’s ethanol and could adversely affect BFE’s revenues and operating results. The ethanol and biodiesel industry in the U.S. has grown rapidly over the last few years and our success will depend on whether demand for ethanol increases concurrently or if the increased production results in excess capacity.

Our new businesses, processes and technologies may not be successfully developed, operated and marketed, which could affect our future profitability.

Although we have developed or acquired many new businesses, processes and technologies (e.g., ethanol, heavy oil upgrading and coal refining), commercialization of these businesses and technologies are in early stages. Commercial success of these new businesses and technologies will depend on our ability to enter into agreements with customers, licensees and/or joint venturers to further develop and provide adequate funding to commercialize the new businesses and technologies, as well as to develop markets for the products and technologies. We may not be able to enter into these agreements and adequate funding may not be available to fully develop and successfully commercialize our new businesses and technologies. Further, we may not be able to profitably operate our new businesses or market our technologies or products produced from them.

Headwaters is conducting business in China and other foreign countries, where intellectual property and other laws, as well as business conditions, may leave our intellectual property, products and technologies vulnerable to duplication by competitors and create uncertainties as to our legal rights against such competitors’ actions.

Headwaters has and is expected to continue to license or otherwise make its technology, including its nanotechnology, heavy oil upgrading and coal liquefaction technology, available to entities in China, India and other foreign countries. There is a risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

Significant increases in energy and transportation costs that cannot be passed on to customers could have a significant adverse effect on net income.

We purchase a significant amount of energy from various sources to conduct our operations, including fossil fuels and electricity for production of building products and diesel fuel for distribution of our products and for production-related vehicles. In addition, fuel cost increases have increased truck and rail carrier transportation costs for our products. Fuel cost increases have in the past and may in the future adversely affect the results of our operations and our financial condition. Prices and availability of all petroleum products are subject to political, economic and market factors that are generally outside of our control.

We operate in industries subject to significant environmental regulation, and compliance with and changes in regulation could add significantly to the costs of conducting business.

The coal-based solid alternative fuel operations of HAE and the CCP operations of HRI and their respective customers and licensees, together with new projects such as coal refining, the ethanol plant and the acquisition of a hydrogen peroxide plant in Korea, are subject to federal, state, local and international environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, which add to the costs of doing business and expose us to potential fines for non-compliance. If the costs of environmental compliance increase for any reason, we may not be able to pass on these costs to customers. In order to establish and operate the alternative fuel plants, coal refining plants, power plants and operations to collect and transport CCPs and bottom ash, we, our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

Certain HCM manufacturing operations, including those of Eldorado and Tapco, are also subject to environmental regulations and permit requirements. If HCM and its subsidiaries and affiliates cannot obtain or maintain required environmental permits for their existing and planned manufacturing facilities in a timely manner or at all, they may be subject to additional costs and/or fines.

The ethanol industry sector manufactures ethanol, principally from industrial corn. Ethanol production facilities can emit volatile organic compounds and carbon monoxide into the air. In 2002, EPA began investigating a suspected pattern of noncompliance with the Prevention of Significant Deterioration/New Source Review (PSD/NSR) requirements of the Clean Air Act within the ethanol industry. The Clean Air Act’s NSR program requires a source to install pollution controls and undertake other preconstruction obligations to control air pollution emissions. Subsequent investigations of several companies in the ethanol industry found them to be in violation for failure to obtain either PSD or minor source permits for new construction and/or modifications made at their facilities. EPA has negotiated consent decrees with several companies to bring their ethanol plants into compliance with the air pollution requirements. Our ethanol production facility located at the GRE Coal Creek pulverized coal electric power station near Underwood, North Dakota, may be subject to air pollution permitting and emission control regulatory requirements. If this facility cannot obtain or maintain required environmental permits or maintain compliance with environmental regulations, it may be subject to additional costs and/or fines.

HTI’s ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other hazardous materials have been and are present in and on HTI’s properties. Regulatory noncompliance or accidental discharges, fires, or explosions, in spite of safeguards, could create environmental or safety liabilities. Therefore, our operations entail risk of environmental damage and injury to people, and we could incur liabilities in the future arising from the discharge of pollutants into the environment, waste disposal practices, or accidents.

We are involved in litigation and claims for which we incur significant costs and are exposed to significant liability.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. These proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution, and adverse resolution of these proceedings could hurt our reputation. With respect to the cases referred to in our 2006 Annual Report on Form 10-K, under “Business—Litigation,” the following amount of damages is being sought by the counter parties:

McEwan: McEwan seeks declaratory relief as well as compensatory damages in the approximate amount of $3 million plus punitive damages.

Boynton: Boynton seeks declaratory relief as well as compensatory damages in the approximate amount of $25 million plus punitive damages.

In December 2006 we received two new complaints. In one action, Tapco was sued in Federal District Court in Ohio, where the complaint alleges malicious prosecution and abuse of process related to an earlier intellectual property action between Tapco and a competitor. The complaint alleges damages of $1 million and exemplary damages.

In the second action, Headwaters and one of its subsidiaries were sued in Ohio state court, where the complaint alleges negligence, breach of duties to provide a safe workplace, and related causes of action related to the death of an employee of the subsidiary. The complaint alleges unspecified compensatory damages and punitive damages. We and our counsel are in the process of assessing these actions but intend to vigorously defend our interests.

We have ongoing litigation and claims incurred during the normal course of business, including the items referred to above. We intend to vigorously defend and/or pursue our rights in these actions. We do not currently believe that the outcome of these actions will have a material adverse effect on our operations, cash flows or financial position; however, it is possible that a change in the estimates of probable liability could occur, and the change could be significant.

We have significant competition in our industries which may cause a deterioration in our market share.

We experience significant competition in all of our segments and geographic regions. A failure to compete effectively or increased competition could lead to price cuts, reduced gross margins and loss of market share, which could decrease our profitability. Many of our competitors have greater financial, management and other resources than us and may be able to take advantage of acquisitions and other opportunities more readily. In certain instances we must compete on the basis of superior products and services rather than price, thereby increasing the costs of marketing our services to remain competitive.

Our business strategy to diversify and grow through acquisitions may result in integration costs, poor performance and dilution to existing stockholders.

An important aspect of our business strategy has been and continues to be diversification and growth through acquisitions. Our ability to successfully implement our strategy is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our markets. In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer dilution.

If we do not successfully integrate newly acquired businesses with our existing businesses, we may not realize the expected benefits of the acquisitions, and the resources and attention required for successful integration may interrupt the business activities of acquired businesses and our existing businesses. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities, incurrence of potentially significant write-offs, and various employee issues, such as issues related to human resource benefit plans, and an increase in employment and discrimination claims and claims for workers’ compensation. Each business acquisition also requires us to expand our operational and financial systems, which increases the complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective. This strategy may not improve our operating results and acquisitions may have a dilutive effect on existing stockholders.

If our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act are not adequate, our reputation could be harmed and we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent auditors report on management’s evaluation of our system of internal controls. We have documented and tested our system of internal controls to provide the basis for our report for the year ended September 30, 2006. The growth and diversification of our business through acquisitions complicates the process of developing, documenting, maintaining and testing internal controls. No assurance can be given that in the future there may not be significant deficiencies or material weaknesses that would be required to be reported in the future.

If we are unable to manage the growth of our business successfully, our revenues and business prospects could suffer.

We have experienced significant growth recently, both internally and through acquisitions. We may not be able to successfully manage the increased scope of our operations or a significantly larger and more geographically diverse workforce as we expand. Any failure to successfully manage growth could harm our business and financial results. Additionally, growth increases the demands on our management, our internal systems, procedures and controls. To successfully manage growth, we must add administrative staff and periodically update and strengthen our operating, financial and other systems, procedures and controls, which will increase our costs and may reduce our profitability. We may be unable to successfully implement improvements to our information and control systems in an efficient or timely manner and may discover deficiencies in existing or future systems and controls.

Unauthorized use of or infringement claims regarding our proprietary intellectual property could adversely affect our ability to conduct our business.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology or products. We have experienced these risks internationally, including in some Asian and European countries in which we conduct business. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. We do not apply for patents in all countries so we may not be able to enforce our intellectual property rights in every jurisdiction.

Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. To date, while no single patent or trademark is material to our business and the issues described in this risk factor have not resulted in significant cost or had an adverse impact on our business, future actions could be costly and would divert the efforts and attention of our management and technical personnel.

Our capital structure affects our flexibility in responding to changing business and economic conditions and results in high interest costs.

As of December 31, 2006, we had approximately $594.9 million of total debt outstanding, including $415.3 million of senior indebtedness under our senior secured credit facility, $172.5 million in aggregate principal amount of Old Securities and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Notes. The net proceeds of the sale of the 2.50% Convertible Notes were used to repay a portion of our indebtedness under our senior secured credit facility and other indebtedness. See “Description of Certain Indebtedness” for a description of the terms of the senior secured credit facility and the 2.50% Convertible Notes. Subject to restrictions in our senior secured credit facility, we may also incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our combined debt total could have important consequences, including the following:

•

we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes because of our existing debt load and because our borrowings are secured by all of our assets;

•

we will need to use a large portion of our cash flow to pay interest and the required principal payments on our debt, which will reduce the amount of money available to finance our operations, capital expenditures and other activities; and

•	over 70% of our senior secured credit facility has a variable rate of interest, which exposes us to the risk of increased interest rates.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

Covenant restrictions under our senior secured credit facility may limit our ability to operate our business in a manner required to sustain profitability and generate growth.

Our senior secured credit facility contains, among other things, covenants that may restrict our ability to finance future operations or capital needs, to acquire additional businesses or to engage in other business activities. The senior secured credit facility imposes specified limitations on joint venture investments and new acquisitions. Our senior secured credit facility limits our ability, among other things, to:

•	incur additional indebtedness or contingent obligations;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem our stock;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our stockholders and affiliates;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies.

In addition, our senior secured credit facility sets forth covenants requiring us to maintain specified financial ratios and to satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our senior secured credit facility, in which event our lenders could elect to declare all amounts outstanding to be immediately due and payable. Also, if we default under our senior secured credit facility, we could be prohibited from making any payments on the New Securities. If the lenders require immediate repayment, we may not be able to repay them and also repay the New Securities and our outstanding Convertible Notes in full.

Risks Related to our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has varied between a high of $40.19 in March 2006 and a low of $20.54 in July 2006 in the twelve month period ended December 31, 2006. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks Relating to Our Business;” variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of December 31, 2006, we had outstanding approximately 42.3 million shares of our common stock and options to purchase approximately 2.4 million shares of our common stock (of which approximately 2.3 million were exercisable as of that date). We also had outstanding approximately 3.1 million stock appreciation rights as of December 31, 2006, of which approximately 2.0 million were exercisable. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Conversion of our Old Securities may cause volatility in our stock price and will dilute the ownership interest of existing stockholders.

Although our diluted earnings per share calculation treats the Old Securities as if they were already converted into common stock, sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. Anticipated conversation of the Old Securities into shares of our common stock could depress the price of our common stock. In addition, the existence of the Old Securities may encourage short selling by market participants because the conversion of the Old Securities could be used to satisfy short positions. Conversion of the Old Securities will dilute the ownership interests of existing stockholders, including holders who had previously converted their Old Securities.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our capital stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility restrict and limit payments or distributions in respect of our capital stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Forward-looking statements include our expectations as to the managing and marketing of coal combustion products; the production and marketing of building materials and products; operations of facilities utilizing alternative fuel technologies; the marketing of alternative fuels; the availability of tax credits; the availability of feed stocks; the receipt of licensing fees, royalties, and product sales revenues; our ability to leverage our business units’ complementary distribution systems; our ability to integrate acquired companies; our ability to successfully implement improvements in manufacturing systems; the availability of raw materials for our products; the development, commercialization, and financing of new technologies and products and other strategic business opportunities and acquisitions, including without limitation, other information about our company and each of our business units. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

For a discussion of the factors that could cause actual results to differ from expectations, please see the “Risk Factors” section of this prospectus. There can be no assurance that our results of operations will not be adversely affected by such factors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Securities. The outstanding Old Securities that are surrendered in exchange for the New Securities will be retired and cancelled and cannot be reissued. As a result, the issuance of the New Securities will not increase or decrease our indebtedness. We will bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table sets forth, as of December 31, 2006, cash and cash equivalents and our capitalization on an actual basis and on an as adjusted basis to give effect to the sale of our 2.50% Convertible Notes, after deducting an aggregate of $5.2 million, which consisted of underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds to repay a portion of our senior secured credit facility and other indebtedness. We have not included the exchange offer in the “As adjusted” column because we will not receive any proceeds from the exchange offer or the issuance of the New Securities in connection therewith.

You should read this table in conjunction with our consolidated financial statements and the notes related to those financial statements incorporated by reference herein.

	As of December 31, 2006
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents(1)	$54,746	$40,678

Senior secured debt(1)	$415,319	$265,319
Convertible senior subordinated notes due 2016	172,500	172,500
2.50% convertible senior subordinated notes due 2014	—	160,000
Other indebtedness(2)	7,055	37
Stockholders’ equity:(3)
Common stock, $0.001 par value; 100,000 shares authorized, 42,343 shares issued and outstanding, including 214 shares held in treasury	42	42
Capital in excess of par value(4)	505,188	493,388
Retained earnings(5)	316,857	315,694
Treasury stock and other	(955)	(955)

Total stockholders’ equity	821,132	808,169

Total capitalization	$1,416,006	$1,406,025

(1)	We used $11.8 million of available cash to pay the net cost of the convertible note hedge and warrant transactions entered into in connection with the issuance of the 2.50% Convertible Notes and $2.3 million of available cash and $147.7 million in net proceeds from the offering of our 2.50% Convertible Notes to repay part of our senior secured credit facility.
(2)	Represents primarily notes payable to a bank that we assumed in connection with the acquisition of Southwest Concrete Products in July 2004. We used $7.0 million in net proceeds from the offering of our 2.50% Convertible Notes to repay these notes payable to a bank.
(3)	Based on the number of shares outstanding (in thousands) as of December 31, 2006, excluding stock options outstanding.
(4)	Represents the effect of the net cost of the convertible note hedge and warrant transactions.
(5)	Reduction in retained earnings due to accelerated amortization of issue costs, net of tax, related to senior secured debt repaid with net proceeds of the offering of our 2.50% Convertible Notes and available cash.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended September 30,					Three months ended December 31,
	2002	2003	2004	2005	2006	2005	2006
Ratio of earnings to fixed charges	65.38	4.51	5.90	3.63	4.33	4.56	3.31

The ratio of earnings to fixed charges is computed by dividing pre-tax income (loss) from continuing operations, before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts, and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, plus preferred equity dividends.

RANGE AND DIVIDEND HISTORY OF OUR COMMON STOCK

Since April 6, 2005, the shares of our common stock have traded on the New York Stock Exchange under the symbol “HW.” Prior to that time, our shares traded on the Nasdaq National Market under the symbol “HDWR.” Options on our common stock are traded on the Chicago Board Options Exchange under the symbol “HQK.” The following table sets forth for the periods presented, the high and low trading prices of our common stock as reported by the New York Stock Exchange or Nasdaq, as applicable.

	Low	High
Fiscal 2005
Quarter ended December 31, 2004	$27.52	$34.96
Quarter ended March 31, 2005	26.31	34.49
Quarter ended June 30, 2005	29.08	35.57
Quarter ended September 30, 2005	33.90	45.75

Fiscal 2006
Quarter ended December 31, 2005	$30.30	$38.34
Quarter ended March 31, 2006	31.51	40.19
Quarter ended June 30, 2006	24.01	40.15
Quarter ended September 30, 2006	20.54	26.16

Fiscal 2007
Quarter ended December 31, 2006	$21.22	$26.00
Quarter ended March 31, 2007	21.27	25.44
April 1, 2007 through April 12, 2007	$21.50	$22.56

As of December 31, 2006, there were 345 stockholders of record of our common stock. We have not paid dividends on our common stock to date and do not intend to pay dividends in the foreseeable future. Pursuant to the terms of our senior secured credit arrangement, we are prohibited from paying cash dividends so long as any of the long-term debt is outstanding. We intend to retain earnings to finance the development and expansion of our business. Payment of common stock dividends in the future will depend upon, among other things, our debt covenants, our ability to generate earnings, our need for capital, our investment opportunities and our overall financial condition.

DESCRIPTION OF CERTAIN INDEBTEDNESS

As of December 31, 2006, we had approximately $415.3 million outstanding under our senior secured credit facility, $172.5 million of Old Securities outstanding and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Notes. The net proceeds from the sale of the 2.50% Convertible Notes were used to repay a portion of the indebtedness under the senior secured credit facility and other indebtedness. See “Capitalization.”

Senior Secured Credit Facility

The senior secured credit facility consists of a term loan ($415.3 million outstanding at December 31, 2006) and a revolving credit arrangement in the amount of $60.0 million. We have flexibility under our senior secured credit facility to increase this amount to $100.0 million.

With certain limited exceptions, the senior credit facility is senior in priority to all other debt and is secured by all of our assets. The term loan bears interest, at our option, at either (i) the London Interbank Offered Rate (“LIBOR”) plus 2.0%, 2.25%, or 2.50%, depending on the credit ratings that have been most recently announced for the loans by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); or (ii) the “Base Rate” plus 1.0%, 1.25%, or 1.5%, again depending on the credit ratings announced by S&P and Moody’s. Base Rate is defined as the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.5%. Our current rate is LIBOR plus 2.0%. The weighted-average interest rate on the term debt was approximately 6.8% at December 31, 2006, after giving consideration to the effect of the interest rate hedge on $150.0 million of this debt.

The term loan is repayable in quarterly installments of principal, with minimum required quarterly principal repayments of approximately $3.4 million from November 2007 through August 2010, plus three repayments of approximately $125.2 million each in November 2010, February 2011 and April 2011, the termination date. Interest is payable on a quarterly basis.

There are mandatory prepayments of the term loan in the event of certain asset sales and debt and equity issuances (excluding proceeds used to pay off subordinated indebtedness such as the New Securities if the “total leverage ratio,” as defined, is below a specified level) and from “excess cash flow,” as defined in the credit agreement. Optional prepayments of the term loan are generally permitted without penalty or premium, except where the proceeds for repayment are obtained from a “financing,” as defined, consummated for the purpose of lowering the interest rate on the term loan debt, in which case there is a 1% prepayment penalty. Once repaid in full or in part, no further reborrowings under the term loan can be made.

Borrowings under the revolving credit arrangement are generally subject to the terms of the credit agreement and bear interest at either LIBOR plus 1.75% to 2.50% (depending on our “total leverage ratio,” as defined), or the Base Rate plus 0.75% to 1.5%. Borrowings and reborrowings of any available portion of the revolver can be made at any time through September 2009, when all loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.5% to 0.75% (depending on our “total leverage ratio,” as defined). There were no borrowings outstanding under the revolving credit arrangement as of December 31, 2006, or subsequent thereto. The credit agreement also allows for the issuance of letters of credit, provided there is capacity under the revolving credit arrangement. As of December 31, 2006, six letters of credit totaling $6.3 million were outstanding, with expiration dates ranging from January 2007 to December 2008.

The credit agreement contains customary restrictions and covenants, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset sales and liens, annual capital expenditures in excess of $80.0 million for 2006 and $100.0 million thereafter, and the payment of dividends, among others. In addition, we must maintain certain leverage and fixed charge coverage ratios, as those terms are defined in the agreements, as follows: (i) a total leverage ratio of 3.75:1.0 or less in 2007, declining periodically to 3.5:1.0 in

2010; (ii) a maximum ratio of consolidated senior funded indebtedness minus subordinated indebtedness to EBITDA of 2.75:1.0, declining periodically to 2.5:1.0 in 2010; and (iii) a minimum ratio of EBITDA plus rent payments for the four preceding fiscal quarters to scheduled payments of principal and interest on all indebtedness for the next four fiscal quarters of 1.25:1.0.

We are currently evaluating the benefit of further amending our existing senior secured credit facility or pursuing other alternatives in order to provide additional financial flexibility and liquidity. However, we are under no obligation to amend or refinance our existing facility prior to its termination in 2011 and we are in full compliance with all covenants under our existing facility.

Convertible Senior Subordinated Notes Due 2014

On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Notes. The 2.50% Convertible Notes will bear interest at a rate of 2.50% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2007. The 2.50% Convertible Notes will mature on February 1, 2014.

Holders may convert their 2.50% Convertible Notes at their option prior to the close of business on the business day immediately preceding December 1, 2013 only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per 2.50% Convertible Note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after December 1, 2013 until the close of business on the third business day immediately preceding the maturity date, holders may convert their 2.50% Convertible Notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of 2.50% Convertible Notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 20 trading-day observation period.

The conversion rate will be 33.9236 shares of our common stock per $1,000 principal amount of 2.50% Convertible Notes, equivalent to a conversion price of approximately $29.48 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its 2.50% Convertible Notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the 2.50% Convertible Notes. If we undergo a fundamental change, holders may require us to purchase the 2.50% Convertible Notes at a price equal to 100% of the principal amount of the 2.50% Convertible Notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The 2.50% Convertible Notes will be our direct, senior subordinated, unsecured obligations and will rank equally with all our existing and future senior subordinated debt, senior to all our existing and future subordinated debt and junior to all our existing and future senior debt. The 2.50% Convertible Notes will be structurally junior to the liabilities of our subsidiaries. The 2.50% Convertible Notes will rank pari passu with the New Securities and the Old Securities.

We have agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the 2.50% Convertible Notes and the common stock issuable upon conversion of the 2.50% Convertible Notes, if any.

The 2.50% Convertible Notes will not be listed on any securities exchange. The 2.50% Convertible Notes are expected to be eligible for trading on The PORTAL Market.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to our Form 10-K. You should read our certificate of incorporation and our bylaws for additional information before you participate in this offer. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Common Stock

As of December 31, 2006, our authorized common stock was 100 million shares, of which 42.3 million shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

As of December 31, 2006, our authorized preferred stock was 10 million shares, none of which were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

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the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

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the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an

“interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

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before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

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upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

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at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors.

Limitation of Liability and Indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of New Securities and an exchange fee of $2.50 for each $1,000 principal amount of validly tendered and accepted Old Securities. We are offering to exchange all of the Old Securities. However, the exchange offer is subject to the conditions described in this prospectus and the accompanying letter of transmittal.

You may tender all, some or none of your Old Securities, subject to the terms and conditions of the exchange offer. Holders of Old Securities must tender their Old Securities in a minimum principal amount of $1,000 and multiples thereof.

Neither we, our officers and directors, the dealer manager, the information agent, the exchange agent nor the trustee make any recommendation to you as to whether to tender or refrain from tendering all or any portion of your Old Securities. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Securities for exchange and, if so, the amount of Old Securities to tender.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Securities tendered, and we may terminate or amend this offer, if any of the following events or circumstances shall have occurred (or shall have been determined by us to have occurred) before the expiration of the exchange offer and, in our reasonable judgment and regardless of the circumstances giving rise to the event or circumstance, the event or circumstance makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Securities. Accordingly, all of the following conditions must be satisfied or waived (other than the conditions relating to governmental approval or actions, including effectiveness of the registration statement, which may not be waived) before the expiration of the exchange offer:

(i) Any action or event shall have occurred, failed to occur or been threatened, any action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

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challenges the making of the exchange offer or the exchange of Old Securities under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Securities under the exchange offer, or

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in our reasonable judgment (other than any action or event under our control), could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Headwaters Incorporated and its subsidiaries, taken as a whole, or would be material to holders of Old Securities in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc., (b) there shall have been any suspension or limitation of trading of any securities of Headwaters Incorporated on any exchange or in the over-the-counter market, (c) a general banking moratorium shall have been declared by Federal or New York authorities, (d) there shall have occurred any material disruption of bank operations, settlements of securities or clearance services in the United States or (e) there shall have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impracticable or inadvisable to proceed with completion of the exchange offer.

(iii) The trustee with respect to the Old Securities shall have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, or the exchange of Old Securities under the exchange offer, or the trustee or any holder of Old Securities shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Securities under the exchange offer.

(iv) The registration statement and any post-effective amendment to the registration statement covering the New Securities is not effective under the Securities Act.

All of the foregoing conditions are for our sole benefit and, other than the conditions relating to governmental approvals and actions including effectiveness of the registration statement, may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered Old Securities to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Securities until the expiration date, as it may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments”, “—Proper Execution and Delivery of Letter of Transmittal” and “—Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions (other than the condition relating to the effectiveness of the registration statement which may not be waived) and accept all Old Securities tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean midnight, New York City time, on                  , 2007, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Any such public announcement for the extension of the exchange offer will disclose the approximate number of Old Securities tendered as of the date of the announcement.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of Old Securities in the exchange offer will be paid to all holders whose Old Securities have previously been tendered pursuant to the exchange offer. In addition, if we change (1) the percentage of Old Securities we are offering to exchange, (2) the amount of the exchange fee or (3) the fees we are paying the dealer manager we will extend the exchange offer for a period of ten business days from the date that the revised exchange offer materials are disseminated to holders of the Old Securities.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to the holders of the Old Securities. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of Old Securities that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Securities will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Securities, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Securities do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Securities for Exchange

The New Securities will be delivered in book-entry form and the exchange fee will be paid on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered Old Securities when, and if, we have given oral notice (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Securities will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Securities for the purpose of receiving book-entry transfers of Old Securities in the exchange agent’s account at DTC. If any validly tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Securities are validly withdrawn, such withdrawn Old Securities will be returned without expense to the tendering holder or such Old Securities will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Securities, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

If you hold Old Securities and wish to have such securities exchanged for New Securities and the exchange fee, you must validly tender, or cause the valid tender of, your Old Securities using the procedures described in this prospectus and in the accompanying letter of transmittal.

Only registered holders of Old Securities are authorized to tender the Old Securities. The procedures by which you may tender or cause to be tendered Old Securities will depend upon the manner in which the Old Securities are held, as described below.

Tender of Old Securities Held Through a Bank, Broker or Other Nominee

If you are a beneficial owner of Old Securities that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Securities in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Securities on your behalf using one of the procedures described below.

Tender of Old Securities Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Securities credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Securities as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Securities credited to their accounts. If you are not a DTC participant, you may tender your Old Securities by book-entry transfer by contacting your broker or opening an account with a DTC participant.

Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Old Securities at DTC for purposes of the exchange offer. Subject to the establishment of the accounts, any DTC participant may make book-entry delivery of Old Securities by causing DTC to transfer such Old Securities into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Old Securities may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, in each case, prior to the expiration date. Delivery of tendered Old Securities must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Any participant in DTC may tender Old Securities by:

(a) effecting a book-entry transfer of the Old Securities to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Securities that the participant has received and agrees to be bound by the terms of the letter of transmittal and makes each of the representations and warrants contained in the letter of transmittal and that Headwaters Incorporated may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

(b) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus.

With respect to option (a) above, we intend to request confirmation from the exchange agent and DTC that the exchange offer is eligible for ATOP.

In addition, in order for a tender of Old Securities to be effective, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Old Securities being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of New Securities for Old Securities tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Securities:

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irrevocably sells, assigns and transfers to or upon the order of Headwaters Incorporated all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Securities tendered thereby;

•	waives any and all rights with respect to the Old Securities tendered thereby;

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releases and discharges Headwaters Incorporated and the trustee with respect to the Old Securities from any and all claims such holder may have, now or in the future, arising out of or related to the Old Securities tendered thereby, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Securities tendered thereby;

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represents and warrants that the Old Securities tendered were owned as of the date of tender, free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim or right;

•	designates an account number of a DTC participant in which the New Securities are to be credited; and

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irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Securities, with full powers of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Securities tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your Old Securities, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

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the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Securities and the holder has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Old Securities are tendered for the account of an Eligible Guarantor Institution.

Withdrawal of Tenders

Tenders of Old Securities in connection with the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, but you must withdraw all of your Old Securities previously tendered.

Tenders of Old Securities may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of Old Securities may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw Old Securities previously tendered should contact the DTC participant through which such beneficial owners hold their Old Securities. In order to withdraw Old Securities previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the Old Securities being withdrawn are held for the account of an Eligible Guarantor Institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Old Securities may not be rescinded and any Old Securities withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Securities, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Securities in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Securities in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Securities unless we waive that condition for all such holders. None of Headwaters Incorporated, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Securities involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Securities received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Securities by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Securities to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Securities in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Securities are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Securities tendered by such holder.

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Securities, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address set forth on the back cover page of this prospectus. Holders of Old Securities may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

We have retained Morgan Stanley & Co. Incorporated to act as dealer manager in connection with the exchange offer.

We will pay the dealer manager customary fees for its services in connection with the exchange offer and will also reimburse the dealer manager for certain out-of-pocket expenses, including certain fees and expenses of its legal counsel incurred in connection with the exchange offer. The dealer manager’s fee will be calculated based on the principal amount of Old Securities tendered. Based on the foregoing fee structure, if all of the Old Securities are exchanged in the exchange offer, Morgan Stanley & Co. Incorporated will receive an aggregate fee of approximately $431,250. The obligations of the dealer manager are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

From time to time, the dealer manager and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other compensation. In particular, Morgan Stanley & Co. Incorporated advised us with regard to the acquisition of HRI and Tapco and participated in the related debt financings for which it received customary compensation. Morgan Stanley & Co. Incorporated was one of the initial purchasers of the Old Securities in May 2004, was one of the underwriters of the February 2005 offering of our common stock and was one of the initial purchasers of the 2.50% Convertible Notes, for which it has received customary compensation. Affiliates of Morgan Stanley & Co. Incorporated have non-controlling, limited partnership interests in certain entities that are material licensees and/or chemical reagent customers of Headwaters Energy Services. An affiliate of Morgan Stanley & Co. Incorporated is also a lender under our senior secured credit facility. The dealer manager and its affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

At any given time, the dealer manager may trade the Old Securities or other securities of ours for its own account or for the accounts of its customers, and accordingly, may hold a long or short position in the Old Securities or other securities. The dealer manager, in the ordinary course of business, also makes markets in our securities, including the Old Securities. As a result, from time to time, Morgan Stanley & Co. Incorporated may own certain of our securities, including the Old Securities. In addition, the dealer manager may submit any Old Securities it owns for its own account into the exchange offer.

Other Fees and Expenses

Tendering holders of Old Securities will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of Headwaters Incorporated and its affiliates.

DESCRIPTION OF NEW SECURITIES

The New Securities will be issued under a new indenture between Headwaters, as issuer, and Wells Fargo Bank, N.A., as trustee. The following description describes the material provisions of the New Securities and the indenture. We urge you to read the indenture and the New Securities in their entirety. You may request copies of these documents at our address shown under the caption “Documents Incorporated by Reference.” The terms of the New Securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

As used in this “Description of New Securities” section, references to “Headwaters,” “we,” “our” or “us” refer solely to Headwaters Incorporated and not to our subsidiaries.

General

The New Securities are our direct, unsecured, senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness, equal in priority with any of our existing and future unsecured, senior subordinated indebtedness and senior in right of payment to any existing or future unsecured subordinated indebtedness. The New Securities are effectively junior to our subsidiaries’ indebtedness and other liabilities, including trade payables. Our payment obligations under the New Securities are subordinated to our senior indebtedness as described under “—Subordination of New Securities.”

The New Securities are convertible into the following:

•

cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per New Security) and (2) the daily conversion value (as described herein); and

•

at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

We will issue up to $172,500,000 in aggregate principal amount of New Securities in exchange for Old Securities in the exchange offer. The New Securities will be issued only in denominations of $1,000 and multiples of $1,000. The New Securities will mature on June 1, 2016 unless earlier converted, redeemed or repurchased. We may from time to time repurchase the New Securities in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, making investments, incurring debt, including senior indebtedness, granting liens or mortgages, or issuing or repurchasing our securities.

You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Conversion of New Securities – Conversion Upon Specified Corporate Transactions,” “Description of New Securities—Conversion of New Securities—Adjustment to Conversion Rate Upon a Fundamental Change,” “—Repurchase at Option of the Holder” and “—Repurchase at Option of the Holder Upon a Fundamental Change.”

Under the indenture we agree, and by acceptance of a beneficial interest in the New Securities each beneficial owner of the New Securities is deemed to have agreed, among other things, for U.S. federal income tax purposes, to treat the New Securities as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments and, for purposes of those regulations, to treat the fair market value of any stock received upon any conversion of the New Securities as a contingent payment. However, the characterization of instruments such as the New Securities and the application of such regulations is uncertain in several respects. See “Material U.S. Federal Income Tax Considerations.”

The New Securities bear interest at a rate of 2 7/8% per annum. We will pay interest on June 1 and December 1 of each year, beginning June 1, 2007, to securityholders at the close of business on the preceding May 15 and November 15, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, falls after a record date and prior to the corresponding interest payment date. Interest will accrue from December 1, 2006 or from the most recent date to which interest has been paid or duly provided for. We will pay contingent interest under certain circumstances as described under “—Contingent Interest.” Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

We will maintain an office or agency for the payment of principal and interest, and for the presentation of New Securities for conversion, registration of transfer or exchange for other denominations which shall initially be an office or agency of the trustee. We may pay interest either:

•

by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments on the global note will be made to The Depository Trust Company, New York, New York, which we refer to as DTC, by wire transfer of immediately available funds to the account of DTC or its nominee.

Conversion of New Securities

You may convert any of your New Securities, in whole or in part, prior to the close of business on the final maturity date of the New Securities, subject to prior redemption or repurchase of the New Securities, only under the following circumstances:

•	upon satisfaction of a market price condition;

•	upon a credit ratings event;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption; or

•	upon specified corporate transactions.

The consideration that you will receive upon conversion of your New Securities will be determined by multiplying the number of $1,000 principal amount of New Securities you convert (such number being the aggregate principal amount of these New Securities divided by $1,000) by the conversion rate on the date of conversion. You may convert your New Securities in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. The initial conversion rate for the New Securities is 33.3333 shares of common stock per $1,000 principal amount of New Securities, subject to adjustment as described below, which represents an initial conversion price of $30.00 per share.

Upon conversion of each $1,000 principal amount of New Securities, we will deliver, as described under “—Payment upon Conversion” below:

•

cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per New Security) and (2) the daily conversion value (as described herein); and

•

at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

For example, if you convert $1,000 principal amount of New Securities and the daily conversion value for each trading day of the observation period was $66.6666, you would be eligible to receive $1,000 in cash ($50 for each day of the observation period), plus, assuming that the daily VWAP (as defined below) of our common stock on the last trading day of the observation period was $40, at our option, either:

•	eight shares of common stock and $13.33 in cash (or nine shares of common stock if we elect not to pay cash in lieu of fractional shares);

•	$333.33 in cash; or

•	a combination of our common stock and cash that equals $333.33.

The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described herein.

If we call New Securities for redemption, you may convert the New Securities only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your New Securities for repurchase upon a fundamental change, you may convert your New Securities only if you withdraw your repurchase election. Similarly, if you exercise your option to require us to repurchase your New Securities other than upon a fundamental change, those New Securities may be converted only if you withdraw your election to exercise your option in accordance with the terms of the indenture.

Upon conversion of a New Security, the holder will not receive any cash payment of interest, including contingent interest, if any (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the cash payment and any shares of our common stock into which the New Security is convertible, together with any cash payment or share of common stock for such holder’s fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the New Security; and

•	accrued but unpaid interest, including contingent interest, if any, attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest, including contingent interest, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding two paragraphs, if New Securities are converted after a record date but prior to the next succeeding interest payment date, holders of such New Securities at the close of business on the record date will receive the interest, including contingent interest, if any, payable on such New Securities on the corresponding interest payment date notwithstanding the conversion. Such New Securities, upon surrender for conversion, must be accompanied by funds equal to the amount of interest, including contingent interest, if any, payable on the New Securities so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) if we have specified a purchase date following a fundamental change that is during such period or (3) only to the extent overdue interest or overdue contingent interest, if any, exists at the time of conversion with respect to such New Security.

Conversion Upon Satisfaction of Market Price Condition

Prior to June 1, 2011, you may surrender your New Security for conversion during any calendar quarter if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter. If the specified threshold is met, the New Securities will thereafter be convertible at any time at the option of the holder prior to the close of business on the maturity date.

At any time on or after June 1, 2011, you may also surrender your New Security for conversion, if, on any date, the closing sale price of our common stock exceeds 130% of the then current conversion price. If the specified threshold is met, the New Securities will thereafter be convertible at any time at the option of the holder prior to the close of business on the maturity date.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated. In the absence of such a quotation or reporting, we will determine the closing sale price on a basis we consider appropriate, and such determination shall be conclusive. The “conversion price” as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a New Security.

“Trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP (as defined below) must be determined) is not so listed or quoted, “trading day” means a “business day.”

Conversion Upon Credit Ratings Event

You may surrender any and all of your New Securities for conversion prior to close of business on the maturity date (1) during any period in which the credit rating assigned to the New Securities by Standard & Poor’s or Moody’s (or any successors to these entities) is three or more rating subcategories below the initial credit rating assigned by Standard & Poor’s or Moody’s, if Standard & Poor’s and/or Moody’s rates the New Securities or (2) if either Standard & Poor’s or Moody’s no longer rates the New Securities, or if either of these rating agencies suspends or withdraws the rating assigned to the New Securities, and immediately prior to such termination, suspension or withdrawal of rating the New Securities were rated by Standard & Poor’s or Moody’s, as the case may be. We are under no obligation to obtain a rating for the New Securities from Standard & Poor’s or Moody’s and currently do not intend to seek to obtain any such rating.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the maturity date, you may surrender your New Securities for conversion during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of New Securities, as determined following a request by a holder of New Securities in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the New Securities at such time.

The “trading price” of the New Securities on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 principal amount of the New Securities at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the New Securities from a nationally recognized securities dealer then the trading price per $1,000 principal amount of New Securities will be deemed to be less than 98% of the product of the “closing sale price” of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the New Securities.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the New Securities unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of New Securities would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the New Securities. At such time, we shall instruct the trustee to determine the trading price of the New Securities beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of New Securities is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the New Securities.

Conversion Upon Notice of Redemption

If we call New Securities for redemption, you may convert the New Securities until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

If we elect to:

•

distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days, our common stock at less than the current market price at the time of distribution (measured by averaging the closing prices for the 10 preceding trading days); or

•

distribute to all holders of our common stock, cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the trading day immediately preceding the declaration date for such distribution;

we must notify you at least 25 trading days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your New Securities for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

In addition, if we are party to a transaction described in clause (2) of the definition of fundamental change, we must notify holders of the New Securities at least 30 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their New Securities for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date). In addition, you may surrender all or a portion of your New Securities for conversion if a fundamental change of the type described in clauses (1) and (4) of the definition of fundamental change occurs. In such event, you may surrender New Securities for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a New Security will be changed into a right to convert it into cash and reference property as described under “—Treatment of Reference Property.” If the transaction also constitutes a fundamental change, you can require us to redeem all or a portion of your New Securities as described under “—Repurchase at Option of the Holder Upon a Fundamental Change.”

Conversion Procedures

To convert an interest in a global New Security, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and comply with the last four items listed below. To convert a definitive New Security, you must:

•	complete and manually sign the conversion notice on the back of the New Security or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the New Security to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest, including contingent interest, if any, payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. The New Securities will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of cash and shares, if any, will be accomplished by delivery to the conversion agent of cash and certificates for the relevant number of shares, if any, other than in the case of holders of New Securities in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. You will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until you receive shares of common stock, if any, in any conversion.

Payment Upon Conversion

We will settle conversion of all New Securities validly tendered for conversion by delivering, on the third business day immediately following the last day of the related observation period (as defined below), the aggregate “daily settlement amount,” which will consist of:

•

cash in an amount equal to the sum of the following amounts calculated for each of the 20 trading days during the observation period (as described herein): the lesser of (1) $50 (which represents 1/20th of the $1,000 principal amount per New Security) and (2) the daily conversion value (as described herein); and

•

at our option, cash, common stock or a combination of cash and common stock, in an amount equal to the sum of the amounts calculated for each of the 20 trading days during the observation period of any excess of the daily conversion value above $50.

We refer to this type of settlement as the “net share settlement.” We refer to the sum of the payments as the “conversion value.”

The “observation period” with respect to any note tendered for conversion means the 20 consecutive trading-day period beginning on, and including, the second scheduled trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash in an amount equal to the lesser of $50 and the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds $50, a number of shares of our common stock (the “daily share amount”) equal to (A) the difference between the daily conversion value and $50, divided by (B) the daily VWAP for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 1/20th of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock (or the consideration into which our common stock has been exchanged in connection with certain corporate transactions) on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

By the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the daily VWAP for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (iii) shall be the cash price per share received by holders of common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with common stock; provided, however, that we will pay cash in lieu of fractional shares, as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day prior to the scheduled first trading day of the applicable observation period.

We will not issue fractional shares upon conversion of New Securities. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment Upon Conversion”) of our common stock on the last day of the observation period. At our option, we may issue one share of our common stock instead of paying cash in lieu of fractional shares. For a discussion of your tax treatment upon conversion, see “Material U.S. Federal Income Tax Considerations.”

We may be unable to pay the cash portion of the conversion value upon conversion of any New Securities by holders. Our ability to settle our conversion obligation with respect to the New Securities in cash may be limited by law or by our debt agreements in existence at the time of such conversion. Accordingly, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay any portion of the conversion value in cash. See “Risk Factors—We may be unable to repay or repurchase the New Securities, pay cash upon conversion of the New Securities or otherwise meet our obligations with respect to the New Securities because of significant restrictions on the abilities of our subsidiaries to pay dividends to us.”

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock;

•	we issue to all holders of common stock certain rights or warrants to purchase our common stock;

•	we subdivide or combine our common stock;

•

we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding rights or warrants specified above; and dividends or distributions specified above;

•

we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

•

if you elect to convert your New Securities in connection with certain fundamental changes that occur prior to June 4, 2011, as described below under “Adjustment to Conversion Rate Upon a Fundamental Change.”

If we distribute to all holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then, unless we distribute such capital stock or similar equity interests to holders of New Securities in such distribution, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

If we distribute to all holders of our common stock, cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the current market price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the amount of the distribution per share. “Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

To the extent that we have a rights plan in effect upon conversion of the New Securities into common stock, you will receive, in addition to any shares of common stock, the rights under the rights plan unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material U.S. Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material U.S. Federal Income Tax Considerations.”

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

Treatment of Reference Property

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the New Securities will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the New Securities will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustment to Conversion Rate Upon a Fundamental Change

If you elect to convert your New Securities in connection with a fundamental change (as defined under “—Repurchase at Option of the Holder Upon a Fundamental Change”) that occurs prior to June 4, 2011, and such fundamental change constitutes a fundamental change described in clause (1) or (2) of such term, we will increase the conversion rate in connection with such conversion by a number of additional shares of common stock (the “additional shares”) as described below. No increase in the conversion rate in connection with such conversion shall occur, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the New Securities become convertible into such publicly traded securities, excluding cash payments for fractional shares.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the New Securities is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price, the effective date and number of additional shares per $1,000 principal amount of New Securities by which the conversion rate will be increased.

Stock Price on Effective Date of Fundamental Change
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$	$
June 1, 2006
June 1, 2007
June 1, 2008
June 1, 2009
June 1, 2010
June 4, 2011

The exact stock price and effective date may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $ per share, subject to adjustment, we will not increase the conversion rate by any additional shares.

•	If the stock price is less than $ per share, subject to adjustment, we will not increase the conversion rate by any additional shares.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a New Security exceed              per $1,000 principal amount of New Securities, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The receipt of the additional shares may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

The enforceability of our obligation to deliver the additional shares upon a fundamental change could be subject to general principles of reasonableness of economic remedies.

Contingent Interest

Subject to the accrual and record date provisions described herein, we will pay contingent interest to the holders of New Securities during any six-month period from June 1 to November 30 and from December 1 to May 31, with the initial six-month period commencing June 1, 2011, if the average trading price of the New Securities, determined as set forth above under “—Conversion of New Securities—Conversion Upon Satisfaction of Trading Price Condition”, for the five trading days immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the New Securities.

During any period when contingent interest shall be payable, the contingent interest payable per New Security will equal 0.40% of the average trading price of the New Securities during the five trading days immediately preceding the first day of the applicable six-month interest period. We will make contingent interest payments, if any, on the interest payment dates for the New Securities.

We will notify the holders of New Securities upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Redemption by Headwaters

We may redeem all or any portion of the New Securities at any time on or after June 1, 2007 and prior to June 4, 2011 upon at least 20 and not more than 60 days’ notice by mail to the holders of the New Securities, for cash, at a redemption price equal to 100% of the principal amount of the New Securities to be redeemed plus any accrued and unpaid interest, and the “make whole” payment described below, if the closing sale price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date.

If we redeem New Securities as described above on or after June 1, 2007 and prior to June 4, 2011, we will make a “make whole” payment in cash, shares of our common stock or a combination thereof, at our option, equal to the present value of all remaining scheduled payments of interest on the New Securities to be redeemed through June 1, 2011. The present value of the remaining interest payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to June 1, 2011; provided, however, that if the then remaining term to June 1, 2011 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to June 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The number of shares of common stock a holder will receive to the extent paid by us in shares will equal the amount of the make whole payment to be paid in shares, divided by 97.5% of the average of the trading prices of our common stock for the five trading days immediately preceding and including the third day prior to the date of the provisional redemption. However, we may not pay you in common stock unless we satisfy certain conditions described in the indenture. We must make these “make whole” payments on all New Securities called for redemption prior to June 4, 2011, including New Securities converted after the date we mailed the notice.

We may redeem any portion of the New Securities at any time on or after June 4, 2011 upon at least 20 and not more than 60 days’ notice by mail to the holders of the New Securities, for cash at 100% of the principal amount of the New Securities to be redeemed plus accrued and unpaid interest, including contingent interest, if any, to, but not including, the redemption date. If the redemption date falls after a record date but on or prior to the next succeeding interest payment date, then, notwithstanding the preceding sentence, we will pay the full amount of accrued and unpaid interest, including contingent interest, if any, on such interest payment date to the holder of record on the close of business on the corresponding record date.

No sinking fund is provided for the New Securities, which means that the indenture does not require us to redeem or retire the New Securities periodically.

We or a third party may, to the extent permitted by applicable law, at any time purchase New Securities in the open market, by tender at any price or by private agreement. Any New Security that we or a third party purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any New Securities surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

If less than all of the outstanding New Securities are to be redeemed, the trustee will select the New Securities to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your New Securities is selected for partial redemption and you convert a portion of your New Securities, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the New Securities if we have failed to pay any interest on the New Securities and such failure to pay is continuing.

Repurchase at Option of the Holder

You have the right to require us to repurchase all or a portion of the New Securities on June 1, 2011. We will be required to repurchase any outstanding New Security for which you deliver a written repurchase notice to the paying agent, who will initially be the trustee. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the date two business days prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the New Securities listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a New Security will be equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the repurchase date.

We must give notice of an upcoming repurchase date to all New Security holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their New Securities.

The repurchase notice given by you must state:

•

if certificated New Securities have been issued, the New Security certificate numbers (or, if your New Securities are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of New Securities to be repurchased, which must be in $1,000 multiples; and

•	that the New Securities are to be repurchased by us pursuant to the applicable provisions of the New Securities and the indenture.

You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn New Securities;

•

if certificated New Securities have been issued, the certificate numbers of the withdrawn New Securities (or, if your New Securities are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a New Security for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the New Security, together with necessary endorsements, to the paying agent at its office at any time after delivery of the repurchase notice. Payment of the repurchase price for the New Security will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the New Security. If the paying agent holds money sufficient to pay the repurchase price of the New Security as of the repurchase date, then, on and after the repurchase date:

•	the New Security will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the New Security.

This will be the case whether or not book-entry transfer of the New Security has been made or the New Security has been delivered to the paying agent.

Our ability to repurchase New Securities with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding New Security on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act of 1934 that may be applicable. If required, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the New Securities.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change occurs at any time prior to the maturity of the New Securities, you may require us to repurchase your New Securities, in whole or in part, on a repurchase date that is 30 calendar days after the date of our notice of the fundamental change. The New Securities will be repurchased in integral multiples of $1,000 principal amount.

We will repurchase the New Securities at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the repurchase date. If the repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, including contingent interest, if any, on such interest payment date to the record holder on the close of business on the relevant record date.

We will mail to all record holders a notice of a fundamental change within 15 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to require us to repurchase your New Securities, you must deliver to us or our designated agent, on or before the second business day immediately preceding the 30th calendar day after the date of our fundamental change notice, your repurchase notice and any New Securities to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for New Securities surrendered for repurchase following the repurchase date.

A “fundamental change” will be deemed to have occurred at the time after the New Securities are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2) consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the New Securities are then convertible) ceases to be listed on a national securities exchange.

We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a fundamental change.

These fundamental change repurchase rights could discourage a potential acquirer of Headwaters. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the New Securities upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

We may be unable to repurchase the New Securities in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered New Securities. Any of our credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the New Securities under certain circumstances, or expressly prohibit our repurchase of the New Securities upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing New Securities, we could seek the consent of our lenders to repurchase the New Securities or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the New Securities. Our failure to repurchase tendered New Securities would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture may limit or prohibit payments to the holders of the New Securities.

Subordination of New Securities

Payment on the New Securities is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The New Securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the New Securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness. In the event of any acceleration of the New Securities because of an event of default, the holders of any outstanding senior indebtedness would be entitled to payment in full of all senior indebtedness obligations before the holders of the New Securities are entitled to receive any payment or distribution (except that holders of New Securities may receive and retain permitted junior securities and payments made from a defeasance trust established prior to any defaults in accordance with the terms of the indenture). We are required under the indenture to promptly notify holders of senior indebtedness, if payment of the New Securities is accelerated because of an event of default.

We may not make any payment on the New Securities (except that holders of New Securities may receive and retain permitted junior securities and payments made from a defeasance trust established prior to any defaults in accordance with the terms of the indenture) if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a “payment default”); or

•

a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, or in the case of a lease, a default occurs and is continuing that permits the lessor to either terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease, and the trustee receives a notice of such default (called “payment blockage notice”) from us or any other person permitted to give such notice under the indenture (called a “non-payment default”).

We may resume payments and distributions on the New Securities:

•	in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•

in case of a non-payment default, the earlier of the date on which such non-payment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received, if the maturity of the designated senior indebtedness has not been accelerated, or in the case of any lease, 179 days after notice is received if we have not received notice that the lessor under such lease has exercised its right to terminate the lease or require us to make an irrevocable offer to terminate the lease following an event of default under the lease.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice.

If the trustee or any holder of the New Securities receives any payment or distribution of our assets in contravention of the subordination provisions of the New Securities, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness as their interests may appear.

Because of the subordination provisions discussed above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the New Securities may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

The New Securities are exclusively our obligations. A substantial portion of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Securities or to make any funds available for any payment on the New Securities. Our cash flow and our ability to service our debt, including the New Securities, is dependent upon the earnings of our subsidiaries and we may be unable to access that cash. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries. Further, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor to any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The term “senior indebtedness” is defined in the indenture and includes all amounts owing under our senior secured credit agreement dated March 31, 2004, as amended, among ourselves, the lenders named therein and Bank One, NA, as administrative agent, which we refer to as our senior secured credit agreement and all principal, premium, interest, rent, fees, costs, expenses and other amounts accrued or due on our existing or future indebtedness, as defined below, or any existing or future indebtedness guaranteed or in effect guaranteed by us, subject to certain exceptions. The term does not include:

•	any indebtedness that by its express terms is pari passu with or junior to the New Securities; or

•	any indebtedness we owe to any of our majority-owned subsidiaries (except indebtedness pledged as security for senior indebtedness of any such subsidiary);

•	the Old Securities;

•	our 2.50% Convertible Notes; or

•	the New Securities.

The term “permitted junior securities” means equity interests in Headwaters, or debt securities that are subordinated to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to the same extent as, or to a greater extent than, the New Securities are subordinated to senior indebtedness under the indenture.

The term “indebtedness” is also defined in the indenture and includes, in general terms, our liabilities in respect of borrowed money, notes, bonds, debentures, letters of credit, bank guarantees, bankers’ acceptances, capital and certain other leases, interest rate and foreign currency derivative contracts or similar arrangements, guarantees and certain other obligations described in the indenture, subject to certain exceptions. The term does not include, for example, any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services.

The term “designated senior indebtedness” is defined in the indenture and includes, in general terms, our senior secured credit agreement and any senior indebtedness that by its terms expressly provides that it is “designated senior indebtedness” for purposes of the indenture.

As of December 31, 2006, the New Securities are equal in priority with the Old Securities, which have an aggregate principal amount outstanding of $172.5 million.

As of December 31, 2006, we and our subsidiaries had $415.3 million of long-term debt on a consolidated basis which would rank senior to the New Securities, all of which related to borrowings under our senior secured credit facility.

In addition, we have a revolving credit arrangement under our current senior credit facility in the amount of $60 million. We have flexibility to increase the amount of the revolving credit arrangement to $100 million. In the event we refinance our current senior secured credit facility, depending on the terms of any refinancing, we may issue an additional amount of debt that ranks senior to the New Securities. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional debt and liabilities.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the New Securities. The trustee’s claims for these payments will generally be senior to those of holders of the New Securities in respect of all funds collected or held by the trustee.

Merger and Sale of Assets by Headwaters

The indenture will provide that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•

we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person, if other than us, assumes all of our obligations under the New Securities and the indenture; and

•	we or such successor person will not be in default under the indenture immediately after the transaction.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the New Securities and the indenture.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay principal when due upon redemption or otherwise on the New Securities (whether or not prohibited by the provisions described under “—Subordination of New Securities” above);

•

we fail to pay any interest, including contingent interest, if any, on the New Securities, when due and such failure continues for a period of 30 days (whether or not prohibited by the provisions described under “—Subordination of New Securities” above);

•	we fail to perform our obligation to provide a notice of a fundamental change within 15 days after it has occurred;

•	we fail to perform or observe any of the covenants in the indenture for 60 days after notice from the trustee or holders of at least 25% in principal amount of outstanding New Securities; or

•	certain events involving our bankruptcy, insolvency or reorganization.

The trustee may withhold notice to the holders of the New Securities of any default, except defaults in payment of principal, interest, including contingent interest, if any, on the New Securities. However, the trustee must consider it to be in the interest of the holders of the New Securities to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding New Securities may declare the principal, and accrued interest, including contingent interest, if any, on the outstanding New Securities to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, and accrued interest, including contingent interest, if any, on the New Securities will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest, including contingent interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be canceled and the holders of a majority of the principal amount of outstanding New Securities may waive these past defaults.

Payments of principal and accrued interest, including contingent interest, if any, on the New Securities that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

The holders of a majority of outstanding New Securities will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the New Securities may pursue any remedy under the indenture, except in the case of a default in the payment of principal, or interest on the New Securities, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding New Securities make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the New Securities; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding New Securities is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding New Security if it would:

•	extend the fixed maturity of any New Security;

•	reduce the rate or extend the time for payment of interest, including contingent interest, of any New Security;

•	reduce the principal amount of any New Security;

•	reduce any amount payable upon redemption or repurchase of any New Security;

•	adversely change our obligation to redeem any New Security at the option of a holder or upon a fundamental change;

•	impair the right of a holder to institute suit for payment on any New Security;

•	change the currency in which any New Security is payable;

•	impair the right of a holder to convert any New Security;

•	reduce voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	modify the subordination provisions of the indenture in a manner adverse to holders of the New Securities;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture in a manner adverse to the holder; or

•	reduce the percentage of New Securities required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the New Securities.

Form, Denomination and Registration

The New Securities have been issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

New Securities are evidenced by one or more global notes. We will deposit the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest, including contingent interest, if any, on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of New Securities, including the presentation of New Securities for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the New Securities represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue New Securities in definitive certificated form only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•

an event of default shall have occurred and the maturity of the New Securities shall have been accelerated in accordance with the terms of the New Securities and any holder shall have requested in writing the issuance of definitive certificated New Securities; or

•	we have determined in our sole discretion that New Securities shall no longer be represented by global notes.

The New Securities represented by the global securities are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Securities will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Information Concerning the Trustee

We have appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the New Securities. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the New Securities, the trustee must eliminate such conflict or resign.

Governing Law

The New Securities and the indenture are governed by, and construed in accordance with, the laws of the state of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a discussion of the material U.S. federal income tax considerations concerning the exchange offer and the ownership and disposition of New Securities and common stock received upon conversion of the New Securities. This discussion is applicable to holders of Old Securities who hold Old Securities as capital assets and will hold New Securities as capital assets. This discussion, insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, represents the opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP (“Tax Counsel”), and is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their Old Securities or New Securities through, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold Old Securities or New Securities as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. In addition, this discussion does not consider the effect of any foreign, state, local, or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders. We have not sought any rulings from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a U.S. Holder means a beneficial owner of Old Securities, New Securities or our common stock, as the case may be, that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or

•

any trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of Old Securities, New Securities or our common stock, as the case may be, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

A Non-U.S. Holder means any beneficial owner of Old Securities, New Securities or our common stock, as the case may be, that is not a U.S. Holder.

Each holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax consequences of the exchange offer and the ownership and disposition of the New Securities and our common stock arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Old Securities for New Securities

U.S. Holders

Characterization of the Exchange

Under current Treasury regulations, the exchange of Old Securities for New Securities will be treated as an “exchange” for U.S. federal income tax purposes (referred to in this discussion as a “Tax Exchange”) only if, taking into account the differences between the terms of the Old Securities and the New Securities, there is deemed to be a “significant modification” of the Old Securities.

These Treasury regulations provide that a modification of a debt instrument is a significant modification if the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Tax Counsel is of the opinion that the difference between the New Securities and the Old Securities should not be considered economically significant and, therefore, that the exchange of the New Securities for the Old Securities should not be treated as an “exchange” for U.S. federal income tax purposes. However, because of the absence of directly applicable judicial or administrative authority, this position is subject to uncertainty and there can be no assurance that the IRS or a court would agree with our position.

U.S. Federal Income Tax Treatment If No Tax Exchange

If, consistent with our position, the exchange of Old Securities for New Securities does not constitute a significant modification of the Old Securities, the New Securities will be treated as a continuation of the Old Securities. In that case, apart from the receipt of the exchange fee (discussed below) there will be no U.S. federal income tax consequences to a U.S. Holder who exchanges Old Securities for New Securities pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Securities as it had in the Old Securities immediately before the exchange. In addition, any such holder will continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Securities. These rules and other U.S. federal income tax considerations relating to the holding and disposition of the New Securities are summarized below.

U.S. Federal Income Tax Treatment If Tax Exchange

There can be no assurance that the IRS will agree that the exchange does not constitute a Tax Exchange. If, contrary to our position described above, the exchange were to constitute a significant modification, a U.S. Holder may be required to recognize gain (taxable as ordinary income) in an amount equal to the difference between the amount realized on the exchange and the U.S. Holder’s adjusted basis in the Old Securities surrendered. In addition, we would need to determine the comparable yield and projected payment schedule with respect to the New Securities. U.S. Holders would be subject to U.S. federal income tax consequences that are consistent with the description of the contingent payment debt instrument regulations contained in the registration statement relating to the Old Securities, including, among other things, a requirement that U.S. Holders accrue interest for U.S. federal income tax purposes based on the revised comparable yield.

Holders are urged to consult their own tax advisors regarding the consequences to them of the ownership, sale, exchange, conversion or redemption of New Securities if the exchange is treated as a Tax Exchange.

Non-U.S. Holders

If, consistent with our position, the New Securities are treated as a continuation of the Old Securities, there will be no U.S. federal income tax consequences to a Non-U.S. Holder who participates in the exchange, except with respect to the receipt of the exchange fee. If, contrary to our position, the exchange of the Old Securities for New Securities constitutes a significant modification for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder will be eligible for exemption from U.S. federal income or withholding tax to the same extent as would be the case for gain realized upon any sale or exchange of the Old Securities.

Exchange Fee

Consistent with Tax Counsel’s opinion that the exchange of the Old Securities for New Securities should not be a Tax Exchange for U.S. federal income tax purposes, cash received in the exchange offer should not be treated as consideration received in connection with a “sale or exchange” of the Old Securities. Accordingly, although the matter is not free from doubt, Tax Counsel is of the opinion that the exchange fee should result in ordinary income, and we will report such payments to holders and the IRS for information purposes in accordance with such treatment. In addition, because we intend to treat the payment of the exchange fee as ordinary income, any exchange fee paid to a Non-U.S. Holder will be subject to a withholding tax of 30% unless the Non-U.S. Holder provides to a withholding agent either an IRS Form W-8ECI certifying that such payment is effectively connected with such holder’s conduct of a U.S. trade or business, or an IRS Form W-8BEN certifying that such payment is subject to an exemption or a reduced rate of withholding under an applicable U.S. income tax treaty because such treaty exempts or reduces the tax rate on similar income.

Ownership and Disposition of New Securities

Classification of the New Securities

Pursuant to the terms of the indenture, we and each holder of the New Securities agree, for U.S. federal income tax purposes, to treat the New Securities as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the New Securities will be so treated and that the exchange of Old Securities for New Securities does not constitute a Tax Exchange. However, no assurance can be given that the IRS will not assert that the New Securities should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the New Securities. See “—Exchange of Old Securities for New Securities—U.S. Holders” above.

Tax Consequences to U.S. Holders

Interest Accruals on the New Securities

Under the contingent payment debt regulations, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the New Securities on a constant yield basis at an assumed yield (the “comparable yield”) determined at the time of issuance of the Old Securities. Accordingly, U.S. Holders will be required to include interest in income, in each year prior to maturity, in excess of the regular interest payments on the New Securities. Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code. The comparable yield for the Old Securities was based on the yield at which we could have issued a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the Old Securities. Accordingly, we determined that the comparable yield was an annual rate of 8.00%, compounded semi-annually. The comparable yield will be the same for the New Securities, assuming that there has not been a Tax Exchange. The IRS may not agree with our determination of the comparable yield, and if the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, in such an event, the projected payment schedule (as described below) could differ materially from the projected payment schedule provided by us.

The contingent payment debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as the “projected payment schedule”) on the Old Securities. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. U.S. Holders may obtain the projected payment schedule by submitting a written request for such information to us at: Headwaters Incorporated, Attention: Harlan M. Hatfield, General Counsel, 10653 South River Front Parkway, Suite 300, South Jordan, Utah, 84095. Pursuant to the terms of the indenture, we have agreed, and every U.S. Holder will be deemed to have agreed (in the absence of an administrative determination or judicial ruling to the contrary), to be bound by our determination of the comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof (as described below) in respect of the Old Securities (which continue to the New Securities) for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the Old and New Securities.

Based on the comparable yield and the issue price of the New Securities (which was the comparable yield and issue price of the Old Securities), a U.S. Holder of a New Security (regardless of its tax accounting method) will be required to accrue interest as the sum of the daily portions of interest on the New Securities for each day in the taxable year on which the U.S. Holder holds the New Security, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any payments on the New Securities (as set forth below). In addition, a U.S. Holder that purchases a New Security for an amount which is more or less than its adjusted issue price on the date of purchase will be required to make further adjustments in the manner described below. The “issue price” of each New Security is $1,000.

As continued from the Old Securities, the daily portions of interest in respect of a New Security are determined by allocating to each day in an accrual period the ratable portion of interest on the New Security that accrues in the accrual period. The amount of interest on a New Security that accrues in an accrual period is the product of the comparable yield on the New Security (adjusted to reflect the length of the accrual period) and the adjusted issue price of the New Security. The adjusted issue price of a New Security as of the date of the exchange will equal the adjusted issue price on the date of the exchange of the Old Security exchanged therefor and for any accrual periods thereafter will be (x) the sum of the adjusted issue price of such Old Security and any interest previously accrued thereon or on such New Security (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on such Old Security or such New Security for previous accrual periods.

In addition to the interest accrual discussed above, a U.S. Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a “positive adjustment”) in respect of a New Security for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a U.S. Holder receives actual payments that are less than the projected payments in respect of a New Security for a taxable year, the U.S. Holder will incur a “negative adjustment” equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the New Security that a U.S. Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, will give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the New Security (and the Old Security exchanged therefor) over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the New Security (or such Old Security) in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the New Securities or to reduce the amount realized on a sale, conversion, exchange or retirement of the New Securities.

A U.S. Holder whose tax basis in a New Security differs from the adjusted issued price of the New Security at the time of acquisition must reasonably allocate the difference to (i) daily portions of interest or (ii) the projected payments over the remaining term of a New Security. An allocation to daily portions of interest should be reasonable to the extent that the difference is due to a change in the yield, at such acquisition date, at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms otherwise similar to those of the New Securities. An allocation to the projected payments should be reasonable to the extent that the anticipated value of our common stock over the remaining term of a New Security, determined on the basis of the market conditions at the acquisition date, differs from the anticipated value of our common stock, as it had been determined on the basis of market conditions which prevailed at the time of original issuance.

If a U.S. Holder’s tax basis in a New Security is greater than the adjusted issue price of the New Security, the amount of the difference allocated to a daily portion of interest or a projected payment will be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the U.S. Holder’s adjusted tax basis in the New Security will be reduced by the amount the U.S. Holder treats as a negative adjustment.

If a U.S. Holder’s tax basis in a New Security is less than the adjusted issue price of the New Security, the amount of the difference allocated to a daily portion of interest or to a projected payment will be treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the U.S. Holder’s adjusted tax basis in the New Security will be increased by the amount the U.S. Holder treats as a positive adjustment.

It should be noted that the usual rules for accrual of premium or discount will not apply. A U.S. Holder who purchases New Securities for an amount that is more or less than the adjusted issue price of the New Securities should consult its tax advisor regarding the adjustments described above.

Sale, Conversion, Exchange or Retirement of the New Securities

Upon a sale, conversion, exchange or retirement of a New Security for cash or our common stock, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange or retirement (including the fair market value of our common stock received, if any) and such U.S. Holder’s adjusted tax basis in the New Security. A U.S. Holder’s adjusted tax basis in a New Security will be equal to the U.S. Holder’s purchase price for the Old Security, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the Old Securities and New Securities to the U.S. Holder. A U.S. Holder will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s tax basis in our common stock received upon a conversion of a New Security will equal the then current fair market value of such common stock. The U.S. Holder’s holding period for the common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

If at any time we increase the conversion rate, either at our discretion or pursuant to the conversion rate adjustment provisions, the increase may be deemed to be the payment of a taxable dividend to the U.S. Holders of the New Securities. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment. A reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

Taxation of Distributions on Common Stock

Distributions paid on our common stock received upon conversion of a New Security, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. Holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction and dividends received by non-corporate U.S. Holders, including individuals, may currently qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations may apply.

Sale or Other Disposition of Common Stock

Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon conversion of a New Security will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. Long-term capital gain recognized by non-corporate U.S. Holders, including individuals, is currently subject to a reduced tax rate. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Tax Consequences to Non-U.S. Holders

Payments on and Gain or Loss on Sale or Conversion of New Securities

All payments on the New Securities made to a Non-U.S. Holder, including a payment of our common stock or cash pursuant to a conversion, exchange or retirement of a New Security and any gain realized on a sale of the New Securities, will be exempt from U.S. federal income and withholding tax, provided that:

•

the Non-U.S. Holder does not own, directly or indirectly, actually or constructively (pursuant to the conversion feature or otherwise), 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•	the certification requirement described below has been fulfilled with respect to the Non-U.S. Holder;

•	such payments are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

•

in the case of a sale, conversion, exchange or retirement of the New Securities, such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition or certain other conditions are not met;

•

our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the New York Stock Exchange); and

•

in the case of gain realized on the sale, conversion, exchange or retirement of the New Securities, we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange or retirement and the period during which the Non-U.S. Holder held the New Securities, a U.S. real property holding corporation. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on the sale, conversion, exchange or retirement of a New Security by a Non-U.S. Holder will be subject to U.S. federal income tax if our stock is no longer regularly traded on an established securities market (as defined in the applicable Treasury regulations) and the Non-U.S. Holder holds New Securities that, on the date of their acquisition, had a fair market value greater than 5% of our common stock.

The certification requirement referred to above will be fulfilled if the beneficial owner of a New Security certifies on IRS Form W-8BEN (or applicable successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address. If a Non-U.S. Holder of a New Security is engaged in a trade or business in the United States, and if payments on the New Security, or any gain realized on the sale, conversion, exchange or retirement of the New Security, are effectively connected with the conduct of this trade or business (and, if the Non-U.S. Holder is entitled to benefits under an applicable income tax treaty, are attributable to a permanent establishment or a fixed base within the United States), the Non-U.S. Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or applicable successor form) in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the New Securities, including the possible imposition of a branch profits tax at 30% (or an exempt or reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Constructive Dividends

If a Non-U.S. Holder were deemed to have received a constructive dividend (see “—Tax Consequences to U.S. Holders—Constructive Dividends” above), the deemed dividend would be subject to the rules described below under “—Common Stock” regarding taxation and withholding of U.S. federal income tax on dividends in respect of common stock. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the New Securities or, if appropriate, from the proceeds of sale or conversion of the New Securities.

Common Stock

Except as described below, dividends paid to a Non-U.S. Holder on our common stock will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends, see “—Constructive Dividends” above) are effectively connected with the conduct of this trade or business (and, if the Non-U.S. Holder is entitled to benefits under an applicable income tax treaty, are attributable to a permanent establishment or a fixed base within the United States), the Non-U.S. Holder, although exempt from U.S. withholding tax, will be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or applicable successor form) in order to claim an exemption from withholding tax. These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or an exempt or reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

A Non-U.S. Holder will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a New Security, unless:

•

the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and is attributable to a U.S. permanent establishment or a fixed base under an applicable income tax treaty);

•

in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

•

or we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale, exchange or disposition and the period during which the Non-U.S. Holder held the common stock. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on the sale or exchange of the common stock by a Non-U.S. Holder will be subject to U.S. federal income tax if our stock is no longer regularly traded on an established securities market (as defined in the applicable Treasury regulations).

If a Non-U.S. Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-U.S. Holder will be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above). These Non-U.S. Holders should consult their own tax advisors with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a branch profits tax at 30% (or an exempt or reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the New Securities, the common stock and the proceeds from a sale or other disposition of the New Securities or the common stock. A non-exempt U.S. Holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on certain payments on the New Securities, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the New Securities and common stock offered by this prospectus and the enforceability of our obligations under the New Securities are being passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California and New York, New York. The dealer manager has been advised by Shearman & Sterling LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Headwaters Incorporated appearing in Headwaters Incorporated’s Annual Report (Form 10-K) for the year ended September 30, 2006 and Headwaters Incorporated management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The exchange agent for the exchange offer is:

Global Bondholder Services Corporation

By Facsimile

(for Eligible Institutions only):

(212) 430-3775

Confirmation

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:

65 Broadway-Suite 723 New York, NY 10006	65 Broadway-Suite 723 New York, NY 10006	65 Broadway-Suite 723 New York, NY 10006

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer manager at their respective addresses or telephone numbers set forth below:

The information agent for the exchange offer is:

Global Bondholder Services Corporation

65 Broadway-Suite 723

New York, NY 10006

Attention: Corporate Actions

Banks and brokers: (212) 430-3774

Toll-free: (866) 924-2200

The dealer manager for the exchange offer is:

Morgan Stanley

1585 Broadway, 4th Floor

New York, New York 10036

Attention: Arthur Rubin

(212) 761-1864 (collect)

(800) 624-1808 (U.S. toll-free)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of the registrant’s certificate of incorporation exonerates the Registrant’s directors from personal liability for monetary damages for breach of the fiduciary duty of care as a director, except for any breach of the directors’ duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article VII does not eliminate a stockholder’s right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

The registrant maintains directors’ and officers’ liability insurance policies. The registrant has entered into contracts with its directors and executive officers providing for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

Item 21. Exhibits and Financial Statement Schedules

1.1	**	Form of Dealer Manager Agreement

3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K filed June 1, 2005).

3.2		Amended and Restated Bylaws (incorporated by reference to the indicated exhibit filed with Headwaters’ Annual Report on Form 10-K for the year ended September 30, 2006).

4.1	**	Specimen Common Stock Certificate.

4.2		Indenture relating to the Old Securities, dated as of June 1, 2004, between Headwaters and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K/A filed on December 7, 2004).

4.3	**	Form of Indenture relating to the New Securities between Headwaters and Wells Fargo Bank, National Association, as Trustee.

4.4		Form of Note relating to the Old Securities (included in Exhibit 4.2).

4.5	**	Form of Note relating to the New Securities (included in Exhibit 4.3).

4.6		Indenture relating to the 2.50% Convertible Senior Subordinated Notes due 2014, dated as of January 22, 2007, between Headwaters Incorporated and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K filed January 22, 2007).

4.7		Form of Note relating to the 2.50% Convertible Senior Subordinated Notes due 2014 (included in Exhibit 4.6).

4.8		Registration Rights Agreement relating to the 2.50% Convertible Senior Subordinated Notes due 2014, dated as of January 22, 2007, among Headwaters Incorporated and J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Canaccord Adams Inc., Stephens Inc. and Wedbush Morgan Securities Inc. (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K filed January 22, 2007).

5.1	**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	**	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1		Statement re Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to the indicated exhibit filed with Headwaters’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2006).

23.1	*	Consent of Ernst & Young LLP.

23.2	**	Consents of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1).

24.1	**	Power of Attorney (included on the signature page hereof).

25.1	**	Statement of Eligibility of Trustee.

99.1	**	Form of Letter of Transmittal.

99.2	**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3	**	Form of Letter to Clients.

*	Filed herewith.
**	Previously filed.

Item 22. Undertakings

(a) The undersigned registrant (the “Registrant”) hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah, on April 13, 2007.

HEADWATERS INCORPORATED

By	*
Kirk A. Benson Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Kirk A. Benson	Director and Chief Executive Officer (Principal Executive Officer)	April 13, 2007

* Scott K. Sorensen	Chief Financial Officer (Principal Financial and Accounting Officer)	April 13, 2007

* James A. Herickhoff	Director	April 13, 2007

* Raymond J. Weller	Director	April 13, 2007

* E. J. “Jake” Garn	Director	April 13, 2007

* R. Sam Christensen	Director	April 13, 2007

* William S. Dickinson	Director	April 13, 2007

* Blake O. Fisher, Jr.	Director	April 13, 2007

*By:	/s/ HARLAN M. HATFIELD
Harlan M. Hatfield Attorney-in-Fact

Exhibits Index

1.1	**	Form of Dealer Manager Agreement

3.1		Amended and Restated Certificate of Incorporation (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K filed June 1, 2005).

3.2		Amended and Restated Bylaws (incorporated by reference to the indicated exhibit filed with Headwaters’ Annual Report on Form 10-K for the year ended September 30, 2006).

4.1	**	Specimen Common Stock Certificate.

4.2		Indenture relating to the Old Securities, dated as of June 1, 2004, between Headwaters and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K/A filed on December 7, 2004).

4.3	**	Form of Indenture relating to the New Securities between Headwaters and Wells Fargo Bank, National Association, as Trustee.

4.4		Form of Note relating to the Old Securities (included in Exhibit 4.2).

4.5	**	Form of Note relating to the New Securities (included in Exhibit 4.3).

4.6		Indenture relating to the 2.50% Convertible Senior Subordinated Notes due 2014, dated as of January 22, 2007, between Headwaters Incorporated and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K filed January 22, 2007).

4.7		Form of Note relating to the 2.50% Convertible Senior Subordinated Notes due 2014 (included in Exhibit 4.6).

4.8		Registration Rights Agreement relating to the 2.50% Convertible Senior Subordinated Notes due 2014, dated as of January 22, 2007, among Headwaters Incorporated and J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Canaccord Adams Inc., Stephens Inc. and Wedbush Morgan Securities Inc. (incorporated by reference to the indicated exhibit filed with Headwaters’ Current Report on Form 8-K filed January 22, 2007).

5.1	**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	**	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1		Statement re Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to the indicated exhibit filed with Headwaters’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2006).

23.1	*	Consent of Ernst & Young LLP.

23.2	**	Consents of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1).

24.1	**	Power of Attorney (included on the signature page hereof).

25.1	**	Statement of Eligibility of Trustee.

99.1	**	Form of Letter of Transmittal.

99.2	**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.3	**	Form of Letter to Clients.

*	Filed herewith.
**	Previously filed.